Exhibit 10.66

[Execution Version]

THE CHALONE WINE GROUP, LTD.

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 11, 2004

COOPERATIEVE CENTRALE RAIFFEISEN –
BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW YORK BRANCH

Lead Arranger, Administrative Agent, Swingline Lender and Issuing Lender

i

v

ANNEXES

Annex 1	Pricing Grid

SCHEDULES

Schedule 1	Commitments and Pro Rata Shares
Schedule 2	Lending Offices; Addresses for Notices
Schedule 3	Existing Indebtedness
Schedule 4	Existing Liens
Schedule 5	Litigation
Schedule 6	Subsidiaries
Schedule 7	[Reserved]
Schedule 8	[Reserved]
Schedule 9	Affiliate Transactions

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Deed of Trust
Exhibit D	[Reserved]
Exhibit E-1	[Reserved]
Exhibit E-2	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Form of Revolving Note
Exhibit H-1	Form of Borrower and Subsidiary Guarantor Security Agreement
Exhibit H-2	Form of Security Agreement of Edna Valley Vineyard
Exhibit I	Form of Swingline Note
Exhibit J	Form of Term Note
Exhibit K	Form of Notice of Borrowing
Exhibit L	[Reserved]
Exhibit M	Form of Assignment and Assumption
Exhibit N	Form of Update Certificate
Exhibit O	Form of Guarantor Consent

AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 11, 2004, is made among The Chalone Wine Group, Ltd., a California corporation (the “Borrower”), the financial institutions listed on the signature pages of this Agreement under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch (“Rabobank”) as letter of credit issuing bank (in such capacity, the “Issuing Lender”), as swingline lender (in such capacity, the “Swingline Lender”) and as administrative agent for the Lenders hereunder (in such capacity, the “Agent”);

     WHEREAS, the Borrower, the Agent, the Issuing Lender, the Swingline Lender and the Lenders entered into a Credit Agreement dated as of April 19, 2002, as amended by that certain First Amendment to Credit Agreement and Consent dated as of August 23, 2002 and that certain Second Amendment to Credit Agreement, Waiver and Consent dated as of March 30, 2004 (as so amended, the “Existing Credit Agreement”);

     WHEREAS, the Lenders have made and maintained Loans and the Issuing Lender has issued Letters of Credit pursuant to the Existing Credit Agreement; and

     WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement, to extend the term of the credit facilities therein described, and to continue to maintain the Loans and the existing Letters of Credit pursuant to the amended and restated credit facilities contemplated hereby.

     NOW THEREFORE, the Agent, the Issuing Lender, the Swingline Lender and the Lenders are willing to enter into such amendment and restatement of the Existing Credit Agreement upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

     SECTION 1.01 Certain Defined Terms. As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

     “Acquisition” means any transaction or series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or any line or segment of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that (i) the Borrower or a Subsidiary is the surviving entity or (ii) after giving effect to such merger or consolidation, such other Person has become a Subsidiary of the Borrower.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

     “Affected Lender” has the meaning set forth in Section 6.07.

     “Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     “Agent” has the meaning set forth in the introduction to this Agreement.

     “Agent/IB-Related Persons” means Rabobank as Agent, Swingline Lender and Issuing Lender, any successor Agent arising under Section 12.08, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Agent’s Account” means the account of the Agent set forth on Schedule 2 or such other account as the Agent from time to time shall designate in a written notice to the Borrower and the Lenders.

     “Amendment Closing Date” means the date on which all conditions precedent set forth in Section 8.01, and in Section 8.02 with respect to any Credit Extensions to be made on the Amendment Closing Date, are satisfied or waived by all the Lenders (or, in the case of Section 8.01(a), waived by the Person entitled to receive such payment).

     “Applicable Fee Amount” means with respect to the commitment fee and letter of credit fee payable hereunder, the amount set forth opposite the indicated Level below the heading “Commitment Fee” and “Letter of Credit Fee,” respectively, in the pricing grid set forth on Annex I in accordance with the parameters for calculations of such amount also set forth on Annex I.

     “Applicable Margin” means (i) with respect to Base Rate Loans, the amount set forth opposite the indicated Level below the heading “Revolving Loan Base Rate Spread” or “Term Loan Base Rate Spread”, as applicable, in the pricing grid set forth on Annex I in accordance with the parameters for calculations of such amounts also set forth on Annex I, and (ii) with respect to Eurodollar Rate Loans, the amount set forth opposite the indicated Level below the heading “Revolving Loan Eurodollar Rate Spread” or “Term Loan Eurodollar Rate Spread”, as applicable, in the pricing grid set forth on Annex I in accordance with the parameters for calculations of such amounts also set forth on Annex I.

     “Assignment and Assumption” means an Assignment and Assumption, in substantially the form of Exhibit M.

     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

     “Base Rate” means for any day the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Rabobank as its reference rate. (The reference rate is a rate set by Rabobank based upon various factors including Rabobank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Rabobank shall take effect at the opening of business on the day specified in the public announcement of such change. Each change in the interest rate on the Loans or other Obligations bearing interest at the Base Rate based on a change in the Base Rate shall be effective as of the effective date of such change in the Base Rate.

     “Base Rate Loan” means a Revolving Loan, a Term Loan or an L/C Advance bearing interest based on the Base Rate.

     “Borrower” has the meaning set forth in the introduction to this Agreement.

     “Borrower and Subsidiary Guarantor Security Agreement” means the amended and restated Security Agreement among the Borrower and the Subsidiary Guarantors (other than Edna Valley Vineyard) in substantially the form of Exhibit H-1 in favor of the Collateral Agent for the benefit of the Agent, the Lenders and the Senior Noteholders.

     “Borrower’s Account” means the account of the Borrower set forth on Schedule 2, or such other account as the Borrower from time to time shall designate in a written notice to the Agent.

     “Borrowing” means a borrowing consisting of a Revolving Loan, a Swingline Loan or a Term Loan, or of simultaneous Revolving Loans, Swingline Loans or Term Loans, as the case may be, made at any one time by the Borrower from the Lenders pursuant to Article II or III.

     “Borrowing Base” means, in respect of the Borrower at any time, the aggregate sum of (i) in the case of Eligible Inventory consisting of bulk wine to be sold in the bulk wine market, 60% of (A) fair market value (as reported in the most recently published quarterly Turrentine Collateral Value Report or, if not available, an equivalent compilation selected in the Agent’s reasonable discretion) minus (B) Grower Payables, if any, incurred in connection with such bulk wine, plus (ii) in the case of Eligible Inventory consisting of other bulk wine, 70% of (A) book value at the date of determination minus (B) Grower Payables, if any, incurred in connection with such bulk wine, plus (iii) in the case of Eligible Inventory consisting of cased wine or separately bottled wine, 65% of the posted F.O.B. selling price at the date of determination for the immediately preceding calendar month, plus (iv) in the case of Eligible Inventory consisting of Wine Bottling Inventory, 60% of book value at the date of determination (in the case of each of the preceding clauses (i), (ii), (iii) and (iv), net of depletion allowances), plus (v) 85% of Eligible Receivables at such time, minus (vi) $7,000,000.

     “Borrowing Base Certificate” means a certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit A, with such changes thereto as the Agent or any Lender may from time to time reasonably request.

     “Business Day” means a day other than a Saturday, a Sunday, or a day on which commercial banks in New York City, New York, are authorized to close and, if the applicable day relates to any Eurodollar Rate Loan, means a Eurodollar Business Day.

     “Canoe Ridge Intercompany Loan Amount” means the sum of (i) $7,000,000 plus (ii) on each anniversary of the Original Closing Date, 10% of the Canoe Ridge Intercompany Loan Amount in effect immediately prior to such anniversary.

     “Capital Lease” means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

     “Change of Control” means (a) any “person” (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Original Closing Date other than members of the Board of Directors of the Borrower and their “affiliates” (as such term is used in Rule 405 of the Securities Act of 1933), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Borrower’s then-outstanding voting securities, or (b) the existing directors for any reason cease to constitute a majority of the Borrower’s board of directors. “Existing directors” means (x) individuals constituting the Borrower’s board of directors on the Original Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Original Closing Date or whose election or nomination for election was previously so approved.

     “Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Collateral Agent, the Agent or the Lenders pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

     “Collateral Agent” means Rabobank in its capacity as collateral agent for the Lenders and the holders of the Senior Secured Notes pursuant to the Intercreditor and Collateral Agency Agreement, and any successor collateral agent thereunder.

     “Collateral Documents” means the Deeds of Trust, the Security Agreements, the Patent and Trademark Security Agreement, any other agreement pursuant to which the Borrower,

the Guarantors or any other Person provides a Lien on its assets in favor of the Lenders, or in favor of the Collateral Agent or the Agent for the benefit of the Lenders, or in favor of the Collateral Agent for the benefit of the Agent, the Lenders and the Senior Noteholders, and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

     “Commitment” means, for each Lender, the sum of its Term Commitment and its Revolving Commitment.

     “Compliance Certificate” means a certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit B, with such changes thereto as the Agent or any Lender may from time to time reasonably request.

     “Consolidated EBIT” means, for any period, Consolidated Net Income (computed without giving effect to any gains or losses from dispositions of assets and other extraordinary items) plus Consolidated Interest Expense plus income tax expense, in each case, which were deducted in determining Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income (computed without giving effect to any gains or losses from dispositions of assets and other extraordinary items) plus Consolidated Interest Expense plus income tax expense plus depreciation expense, amortization expense and other non-cash expenses, in each case, which were deducted in determining Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

     “Consolidated Indebtedness” means, as of any date of determination, (a) the total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis minus (b) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or the Subsidiaries’ business in accordance with customary terms and paid within the specified time (unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP) minus (c) until such time as the Indebtedness owing as of the date hereof by the Borrower to the estate of Richard Graff is repaid in full, Indebtedness owing by the Borrower to the estate of Richard Graff in a principal amount not to exceed $1,000,000.

     “Consolidated Interest Expense” means, for any period, interest expense (including that attributable to Capital Leases) of the Borrower and its Subsidiaries on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to standby letters of credit, as determined in accordance with GAAP.

     “Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, as determined in accordance with GAAP.

     “Consolidated Rent Expense” means, for any period, operating lease expense of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

     “Consolidated Tangible Net Worth” means, as of any date of determination, Consolidated Total Assets plus Subordinated Debt minus Consolidated Total Liabilities; provided, however, that there shall be excluded from Consolidated Total Assets all assets which would be classified as intangible assets in accordance with GAAP, including goodwill, organizational expense, research and development expense, patent applications, patents, trademarks, trade names, brands, copyrights, trade secrets, customer lists, licenses, franchises and covenants not to compete.

     “Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

     “Consolidated Total Liabilities” means, as of any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

     “Credit Extension” means each of (a) the making of any Term Loans, Revolving Loans or Swingline Loans hereunder; (b) the continuation of any Eurodollar Rate Loan or conversion of any Loan pursuant to Section 4.05; (c) the issuance of any Letters of Credit hereunder; and (d) the amendment or renewal of any Letters of Credit hereunder.

     “Deed of Trust” means each deed of trust or mortgage entered into by the Borrower, any Guarantor or any other Person, as trustor or mortgagor, for the benefit of the Collateral Agent or the Agent, as beneficiary or mortgagee on behalf of the Lenders and the Senior Noteholders, delivered in connection with the Original Closing, and the additional deed of trust delivered in connection with this Agreement, each in substantially the form of Exhibit C.

     “Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Dollars” and the sign “$” each means lawful money of the United States.

     “Edna Valley Intercompany Loan Amount” means the sum of (i) $20,000,000 plus (ii) on each anniversary of the Original Closing Date, 10% of the Edna Valley Intercompany Loan Amount in effect immediately prior to such anniversary.

     “Edna Valley Security Agreement” means the amended and restated Security Agreement of Edna Valley Vineyard in substantially the form of Exhibit H-2, in favor of the Collateral Agent for the benefit of the Agent, the Lenders and the Senior Noteholders.

     “Effective Amount” means (i) with respect to any Revolving Loans, Swingline Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; provided that for purposes of subsection 5.03(b), the Effective Amount shall be determined without giving effect to any mandatory prepayments to be made under subsection 5.03(b).

     “Eligible Assignee” has the meaning set forth in Section 13.09.

     “Eligible Inventory” means, in respect of the Borrower at any time, the aggregate amount of the Borrower’s and each Subsidiary Guarantor’s Inventory consisting of bulk wine, cased wine, separately bottled wine, Wine Bottling Inventory, which is of marketable quality and held for sale or use in the ordinary and usual course of business, net of applicable allowances and reserves (including allowances or reserves for shrinkage or obsolescence), excluding the following:

     (i) Inventory (other than bulk wine and Wine Bottling Inventory) consisting of raw materials, supplies or work in process;

     (ii) Inventory which is not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than the Liens in favor of the Agent on behalf of the Lenders, Growers’ Liens or Production Liens);

     (iii) Inventory in which the Agent on behalf of the Lenders shall not have a valid and perfected first priority Lien, other than Growers’ Liens or Production Liens;

     (iv) Inventory which is located in any location other than California, Washington, the locations listed on Schedule 1 to the Security Agreements, or any other locations agreed to in writing after the Original Closing Date by the Agent;

     (v) subject to the further restrictions in clause (vi) of this definition, if applicable, Inventory which is not in the direct possession of the Borrower or a Subsidiary Guarantor (except for Inventory at one of the locations set forth in Part 1 of Schedule 1 to the Security Agreements or at a location set forth in a notice from the Borrower or a Subsidiary Guarantor to the Agent pursuant to Section 5(e) of the Security Agreements, which shall be considered eligible if the Agent has received a collateral access agreement, in form and substance reasonably satisfactory to it, with respect to any Inventory located at leased locations);

     (vi) Inventory on lease or consignment or subject to warehousing arrangements, except for Inventory subject to warehousing arrangements (1) in form and substance acceptable to the Agent and approved in writing by the Agent and (2) which contain, or as to which the Agent has received, a subordination and/or waiver by the warehouseman in form and substance reasonably satisfactory to the Agent;

     (vii) Inventory which is used or intended to be used in research and development;

     (viii) Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing;

     (ix) Inventory which is packaging, shipping, or advertising materials (other than the Wine Bottling Inventory); and

     (x) Inventory which is, in the exercise of the Agent’s reasonable credit judgment, exercised in good faith, unacceptable due to age, type, category or quantity or is otherwise ineligible.

     Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as such Inventory shall meet all of the foregoing requirements.

     “Eligible Receivable Debtor” means, for purposes of clause (xi) of the definition of “Eligible Receivables,” a Receivable Debtor for which the Borrower has provided or caused to be provided to the Agent financial statements of such Receivable Debtor which are satisfactory in form and substance to the Agent and the Majority Lenders and who the Agent and the Majority Lenders deem creditworthy in their reasonable credit judgment.

     “Eligible Receivables” means, in respect of the Borrower at any time, the aggregate amount of the Borrower’s and each Subsidiary Guarantor’s Receivables, payable in cash in Dollars, net of applicable allowances, reserves, discounts, returns, credits or offsets (including allowances or reserves for doubtful accounts), excluding the following:

     (i) Receivables for which the Borrower’s or a Subsidiary Guarantor’s right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction;

     (ii) Receivables against which there are asserted any defenses, counterclaims, discounts (other than normal trade discounts) or offsets of any nature, whether well-founded or otherwise (but only to the extent of such asserted defenses, counterclaims, discounts or offsets) to the extent not already deducted as an allowance for doubtful accounts;

     (iii) Receivables that do not comply in all material respects with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority;

     (iv) Receivables which represent a prepayment or progress payment or arising out of the placement of goods on consignment, guaranteed sale or other arrangement by reason of which the payment by the Receivable Debtor may be conditional or contingent;

     (v) Receivables which are not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than the Liens in favor of the Collateral Agent or the Agent on behalf of Lenders, Growers’ Liens or Production Liens);

     (vi) Receivables in which the Collateral Agent or the Agent, on behalf of the Lenders, shall not have a valid and perfected first-priority Lien (other than Growers’ Liens or Production Liens);

     (vii) Receivables owing (A) by the United States or any department, agency or instrumentality thereof or (B) by a State or any department, agency, instrumentality or political subdivision thereof (other than State owned stores or other equivalent alcohol beverage control Receivable Debtors to the extent that there are no statutory, regulatory or other governmental restrictions on the grant of security interests in Receivables due from such Receivable Debtors), unless, in the case of Receivables described in sub-clause (A), the Agent has agreed to the contrary in writing and the Borrower has complied with the Federal Assignment of Claims Act with respect to such Receivables;

     (viii) Receivables owing by any Receivable Debtor who is not a resident of or located in the United States or the Dominion of Canada;

     (ix) Receivables not paid in full within 90 days from the date of invoice (to the extent not already deducted as an allowance for doubtful accounts);

     (x) Receivables owing by any Receivable Debtor who has failed to make full payment within 90 days from the date of invoice on more than 20% of the aggregate amount of Receivables owing to the Borrower and the Subsidiary Guarantors by such Receivable Debtor;

     (xi) that portion of Receivables owing by any single Receivable Debtor (other than Young’s Market or an Eligible Receivable Debtor) which exceeds 20% of the aggregate amount of Eligible Receivables owing to the Borrower and the Subsidiary Guarantors by all Receivable Debtors (to the extent not already deducted as an allowance for doubtful accounts);

     (xii) Receivables which constitute the proceeds of Inventory which Inventory is at the same time included in the Borrowing Base;

     (xiii) Receivables owing by any Receivable Debtor who is the subject of an Insolvency Proceeding;

     (xiv) Receivables owing by any Affiliate of the Borrower or of a Subsidiary Guarantor; and

     (xv) Receivables with respect to which the Agent, in its reasonable discretion, deems the creditworthiness or financial condition of the Receivable Debtor to be unsatisfactory or the prospect of payment or performance to be impaired, and other Receivables which, in the exercise of the Agent’s good faith reasonable credit judgment, are otherwise ineligible.

     Any Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Receivable until such time as such Receivable shall meet all of the foregoing requirements.

     “Environmental Indemnity” means the Environmental Indemnity of the Borrower and the Subsidiary Guarantors, delivered in connection with the Original Closing.

     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any Governmental Authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

     “ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control with the Borrower or any Guarantor within the meaning of Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

     “Eurodollar Business Day” means a Business Day on which dealings in Dollar deposits are carried on in the interbank eurodollar market where the eurodollar funding operations of Rabobank are customarily conducted.

     “Eurodollar Rate” means for each Interest Period for each Eurodollar Rate Loan (i) the rate of interest per annum determined by the Agent to be the offered rate appearing on the Telerate Page (as defined below) for Dollar deposits having a maturity comparable to such Interest Period, at approximately 11:00 A.M. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period; or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate of interest per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for Dollar deposits (for delivery on the first day of such Interest Period) having a maturity comparable to such Interest Period, at approximately 11:00 A.M. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period; or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate of interest per annum determined by the Agent to be the rate at which deposits in Dollars would be offered by Rabobank to major banks in the interbank eurodollar market where the eurodollar funding operations of Rabobank are customarily conducted, at approximately 10:00 A.M. (New York time), two Eurodollar Business Days before the first day of such Interest Period, in an amount substantially equal to the proposed Eurodollar Rate Loan to be made, continued or converted by Rabobank. As used in this definition, “Telerate Page” means the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period).

     “Eurodollar Rate Loan” means a Revolving Loan or a Term Loan bearing interest based on the Eurodollar Rate.

     “Event of Default” has the meaning set forth in Section 11.01.

     “Event of Loss” means with respect to any asset of the Borrower or its Subsidiaries any of the following: (i) any loss, destruction or damage of such asset; (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

     “Existing Credit Agreement” has the meaning set forth in the recitals hereto.

     “Fee Letter” means that certain letter agreement dated as of May 11, 2004, between the Borrower and Rabobank.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%), as determined by the Agent, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for any day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Final Maturity Date” means May 11, 2010.

     “Foreign Lender” has the meaning set forth in Section 7.03(d).

     “Foreign Subsidiary” means each Subsidiary of the Borrower organized under the laws of any jurisdiction outside of the United States or which is domiciled outside of the United States.

     “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

     “GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

     “Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Grower Payables” means, in respect of the Borrower or any Subsidiary Guarantor, the aggregate amount due from the Borrower or such Subsidiary Guarantor to any other Person on account of any crops, produce, or other farm products supplied by such Person to the Borrower or such Subsidiary Guarantor as to which crops, produce or other farm products such Person has statutory lien rights.

     “Growers’ Liens” means statutory Liens securing the payment of amounts due from the Borrower or any Subsidiary Guarantor to any other Person on account of any crops, produce or other farm products supplied by such Person to the Borrower or such Subsidiary Guarantor, including but not limited to, Liens in favor of growers arising pursuant to Article 9 (commencing with Section 55631), Chapter 6, Division 20 of the California Food and Agricultural Code, as now in effect or hereafter amended.

     “Guarantor” means each Subsidiary Guarantor and each other Person party to a Guaranty in its capacity as a guarantor hereunder.

     “Guarantor Documents” means each Guaranty and all other certificates, documents, agreements and instruments delivered to the Agent, the Issuing Lender and the Lenders under or in connection with a Guaranty.

     “Guaranty” means each Guaranty of each Guarantor, delivered in connection with the Original Closing), and any other guaranty under any separate agreement executed by any Guarantor pursuant to which it guarantees the Obligations.

     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

     “Hazardous Substances” means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

     “Indebtedness” means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under Capital Leases and Synthetic Lease Obligations; (v) all reimbursement or other obligations of such Person under or in respect of letters of credit and bankers acceptances, and all net obligations in respect of Rate Contracts in an amount equal to the Swap Termination Values thereof; (vi) all reimbursement or other obligations of such Person in respect of any bank guaranties, shipside bonds, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (vii) all Guaranty Obligations; and (viii) all indebtedness of another Person secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary recourse exceptions acceptable to the Agent in its reasonable discretion). The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Insolvency Proceeding” means, with respect to any Person, (i) any case, action or proceeding before any court or other Governmental Authority relating to the bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief from debt of such Person, or (ii) any general assignment by such Person for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     “Intercreditor and Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement among the Lenders, the holders of the Senior Secured Notes, the Collateral Agent and the other parties thereto, delivered in connection with the Original Closing.

     “Interest Payment Date” means a date specified for the payment of interest pursuant to Section 4.01(c).

     “Interest Period” means, with respect to any Eurodollar Rate Loan, the period determined in accordance with Section 4.01(b) applicable thereto.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     “Inventory” means all “inventory” (as such term is defined in the UCC). For purposes of this Agreement, bulk wine shall be deemed Inventory regardless of whether bulk wine is properly classified as “inventory” under the UCC.

     “IRS” means the Internal Revenue Service, or any successor thereto.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

     “Issuing Lender” has the meaning set forth in the introduction to this Agreement.

     “L/C Advance” means each Lender’s participation in any L/C Unreimbursed Draw in accordance with its Pro Rata Share.

     “L/C Amendment Application” means (i) an application form for amendments of outstanding standby letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request and as shall be satisfactory to the Agent.

     “L/C Application” means such application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request and as shall be satisfactory to the Agent.

     “L/C Commitment” has the meaning specified in subsection 3.01(a).

     “L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all L/C Unreimbursed Draws. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

     “L/C Unreimbursed Draw” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 2.01(a).

     “Lenders” has the meaning specified in the introductory clause hereto. References to the Lenders shall include references to Rabobank in its capacity as the Issuing Lender and the Swingline Lender; for purposes of clarification only, to the extent that Rabobank may have any rights or obligations in addition to those of the Lenders due to its status as the

Issuing Lender or the Swingline Lender, its status as such will be specifically referenced. Unless the context otherwise clearly requires, the Lenders shall include any such Person in its capacity as Swap Provider. Unless the context otherwise clearly requires, references to any such Person as a Lender shall also include any of such Person’s Affiliates that may at any time of determination be Swap Providers.

     “Lending Office” has the meaning set forth in Section 2.04.

     “Letters of Credit” means any standby letter of credit issued by the Issuing Lender pursuant to Article III.

     “Leverage Ratio” has the meaning specified in subsection 10.02(a).

     “Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

     “Loan” means an extension of credit, in the form of a Term Loan, Revolving Loan, Swingline Loan or L/C Advance, by a Lender to the Borrower pursuant to Article II or III.

     “Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Intercreditor and Collateral Agency Agreement, the Fee Letter, each Guaranty, the Guarantor Documents, the Environmental Indemnity, any documents evidencing or relating to Specified Swap Contracts and all other certificates, documents, agreements and instruments delivered to the Agent, the Issuing Lender and the Lenders under or in connection with this Agreement, and all L/C-Related Documents.

     “Majority Lenders” means as at any time of determination Lenders then holding in excess of 60% of the then aggregate sum of (i) the unused Commitments at such time (for so long as the Commitments are in effect) plus (ii) the unpaid principal amount of the Loans and participations in the L/C Obligations and Swingline Loans at such time; provided, however , that any Defaulting Lender’s unused Commitments, Loans and participations shall be excluded from the calculation of “Majority Lenders”.

     “Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (ii) would materially impair the ability of the Borrower, or any other Person to perform or observe its obligations under or in respect of the Loan Documents, or (iii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lenders, or the Collateral Agent or the Agent for the benefit of the Lenders, under any of the Collateral Documents.

     “Maximum Intercompany Loan Amount” means the sum of (i) $35,000,000 plus (ii) on each anniversary of the Original Closing Date, 10% of the Maximum Intercompany Loan Amount in effect immediately prior to such anniversary.

     “Minimum Amount” has the meaning set forth in Section 2.06.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

     “Net Issuance Proceeds” means, as to any issuance or other incurrence of debt or any issuance of equity by any Person, cash proceeds received or receivable by such Person in connection therewith, net of out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

     “Net Proceeds” means, as to any sale, transfer or other disposition of assets (“Disposition”) by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes, and income taxes, paid or reasonably expected to be payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied or set aside within six months after the receipt of such proceeds to repair, replace or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

     “Notes” means the Revolving Notes, the Swingline Note and the Term Notes.

     “Notice” means a Notice of Borrowing, a Notice of Conversion or Continuation or a Notice of Prepayment.

     “Notice of Borrowing” has the meaning set forth in Section 2.02(a).

     “Notice of Conversion or Continuation” has the meaning set forth in Section 4.05(c).

     “Notice of Prepayment” has the meaning set forth in Section 5.03(d).

     “Obligations” means the indebtedness, liabilities and other obligations of the Borrower and the Guarantors to the Collateral Agent, the Agent or any Lender under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Borrower to the Collateral Agent, the Agent or any Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

     “OECD” means the Organization for Economic Cooperation and Development.

     “Operating Lease” means, for any Person, any lease of any property of any kind by that Person as lessee which is not a Capital Lease.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

     “Original Closing” means the closing of the Existing Credit Agreement on the Original Closing Date.

     “Original Closing Date” means April 19, 2002.

     “Participant” has the meaning set forth in Section 13.09(b).

     “Participation Date” has the meaning set forth in Section 3.03(c).

     “Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement between the Borrower or a Subsidiary Guarantor and the Collateral Agent, delivered in connection with the Original Closing.

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Pension Plan” means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) that is maintained for employees of the Borrower, any Guarantor or any ERISA Affiliate or with regard to which the Borrower, any Guarantor or an ERISA Affiliate is a contributing sponsor within the meaning of Sections 4001(a)(13) or 4069 of ERISA.

     “Permitted Investments” means any of the following Dollar denominated investments, maturing within one year from the date of acquisition, selected by the Borrower:

     (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States;

     (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest credit rating obtainable from either S&P or Moody’s;

     (iii) commercial paper or corporate promissory notes bearing at the time of acquisition the highest credit rating either of S&P or Moody’s issued by United States,

Australian, Canadian, European or Japanese bank holding companies or industrial or financial companies (other than an Affiliate of the Borrower or any Guarantor);

     (iv) certificates of deposit issued by and bankers acceptances of and interest bearing deposits with any Lender, or with any United States, Australian, Canadian, European or Japanese commercial banks having capital and surplus of at least $500,000,000 or the equivalent and which issues (or the parent of which issues) commercial paper or other short term securities bearing the highest credit rating obtainable from either S&P or Moody’s; and

     (v) money market funds organized under the laws of the United States or any state thereof that invest solely in any of the foregoing investments permitted under clauses (i), (ii), (iii) and (iv).

     “Permitted Liens” means:

     (i) Liens in favor of the Lenders, or the Collateral Agent or the Agent for the benefit of the Lenders, to secure the Obligations;

     (ii) the existing Liens listed in Schedule 4 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

     (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

     (iv) Liens of materialmen, mechanics, warehousemen, artisans, carriers or employees or other like Liens (including Growers’ Liens and Production Liens) arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings which are adequately reserved for in accordance with GAAP;

     (v) Liens consisting of deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases (other than Capital Leases), public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);

     (vi) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto;

     (vii) statutory landlord’s Liens under leases to which the Borrower or any of its Subsidiaries is a party;

     (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

     (ix) Liens securing Indebtedness incurred by the Borrower or any Subsidiary which is permitted under Section 10.04(a)(x); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

     (x) Liens on specific tangible assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that (A) such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto, (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary, and (D) such Indebtedness is permitted by Section 10.04(a)(x); and

     (xi) Liens securing the Senior Secured Notes and Senior Secured Notes Guaranties, subject to the Intercreditor and Collateral Agency Agreement.

     “Permitted Preferred Stock” means preferred stock of the Borrower, subject to the following: such preferred stock shall not (a) have mandatory redemption rights, or redemption at the option of the holder, sinking fund payments, guaranteed return or exchange ability or conversions into debt instruments or any other “debt-like” features other than any mandatory rights of redemption effective not earlier than six months after the Final Maturity Date, and (b) require the payment of any dividends thereon while any Event of Default exists hereunder.

     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

     “Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any Multiemployer Plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

     “Premises” means any and all real property, including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Borrower or any of its Subsidiaries.

     “Primary Trademarks” means the following trademarks: ACACIA, CHALONE VINEYARD, GAVILAN, SAGELANDS, STATON HILLS, MISTY RIDGE and PHOENIX.

     “Principal Payment Date” means a day on which the Borrower is required to make a payment of principal pursuant to Section 5.02(b).

     “Production Liens” means statutory Liens securing the right of Persons who have rendered services for the storage, protection, improvement, safekeeping, carriage, alteration, repair, harvest or crushing of any grapes or Inventory, including without limitation, artisans and service liens under California Civil Code Section 3051, thresher’s liens under California Civil Code Section 3061, and harvesters liens under California Civil Code Section 3061.5.

     “Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (a) in the case of the Revolving Commitments or the Revolving Loans, such Lender’s Revolving Commitment divided by the combined Revolving Commitments of all Lenders (or, if all Revolving Commitments have been terminated, the aggregate principal amount of such Lender’s Revolving Loans plus the its participations in the L/C Obligations and Swingline Loans divided by the aggregate principal amount of the Revolving Loans and the participations in L/C Obligations and Swingline Loans then held by all Lenders), (b) in the case of the Term Commitments or the Term Loans, such Lender’s Term Commitment divided by the combined Term Commitments of all Lenders (or, if all Term Commitments have been terminated, the aggregate principal amount of such Lender’s Term Loans divided by the aggregate principal amount of Term Loans then held by all Lenders), and (c) in all other cases, such Lender’s unused Commitment plus its outstanding Loans and participations in the L/C Obligations and Swingline Loans divided by the combined unused Commitments and the outstanding Loans and participations in L/C Obligations and Swingline Loans of all Lenders (or, if all Commitments have been terminated, the aggregate principal amount of such Lender’s Loans and participations in L/C Obligations and Swingline Loans divided by the aggregate principal amount of Loans and participations in L/C Obligations and Swingline Loans then held by all Lenders). The initial Pro Rata Shares of each Lender are set forth opposite such Lender’s name in Schedule 1 under the heading “Pro Rata Share” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “Provenance Property” means that certain real property in Napa County, California, subject to the Deed of Trust executed by the Borrower on the Amendment Closing Date.

     “Rabobank” has the meaning set forth in the introduction to this Agreement.

     “Rate Contracts” means interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products designed to provide protection against fluctuations in interest, currency or exchange rates.

     “Receivable Debtor” means any Person obligated on a Receivable.

     “Receivables” means all rights to payment arising out of the sale or lease of goods or the performance of services in the ordinary and usual course of business, however evidenced.

     “Regulation D” means Regulation D of the FRB.

     “Regulatory Change” has the meaning set forth in Section 6.03.

     “Related Party” has the meaning set forth in Section 10.04(k).

     “Related Person” has the meaning set forth in Section 13.04(b).

     “Replacement Lender” has the meaning set forth in Section 6.07.

     “Required Notice Date” has the meaning set forth in Section 2.07.

     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, code, decree, order, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     “Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief executive officer, the chief financial officer or the treasurer of any such Person, or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person and having substantially the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

     “Revolving Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, the amount set forth opposite the name of such Lender as its “Revolving Commitment” on Schedule 1, as from time to time reduced pursuant to Section 5.01, or, where the context so requires, the obligation of such Lender to make Revolving Loans up to such amount on the terms and conditions set forth in this Agreement. The initial aggregate Revolving Commitments of all the Lenders shall be $55,000,000, as the same may from time to time be reduced pursuant to Section 5.01.

     “Revolving Expiry Date” means May 11, 2007.

     “Revolving Loan” has the meaning set forth in Section 2.01(a).

     “Revolving Note” means a Promissory Note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit G.

     “SEC” means the Securities and Exchange Commission, or any successor thereto.

     “Security Agreements” means the Borrower and Subsidiary Guarantor Security Agreement and the Edna Valley Security Agreement.

     “Senior Noteholders” means the noteholders from time to time holding one or more of the Senior Secured Notes and in whose name such Senior Secured Note(s) are registered in the register maintained by the Borrower pursuant to the Senior Secured Note Documents.

     “Senior Secured Note Documents” means the note purchase agreement, documents and agreements evidencing the Senior Secured Notes, including all deeds of trust, mortgages, security agreements and other documents and agreements purporting to grant a Lien on the assets of the Borrower or any Subsidiary or any other Person to secure the obligations owing by the Borrower or any other Person under the Senior Secured Notes and Senior Secured Notes Guaranties.

     “Senior Secured Notes” means (a) the Borrower’s $5,000,000 Adjustable Rate Senior Guaranteed Notes, Series A, Due September 15, 2010; (b) the Borrower’s $10,000,000 Adjustable Rate Senior Guaranteed Notes, Series B, Due September 15, 2010; and (c) the Borrower’s $15,000,000 Adjustable Rate Senior Guaranteed Notes, Series C, Due September 15, 2010, as amended and restated on the Original Closing Date, the Amendment Closing Date and from time to time hereafter.

     “Senior Secured Notes Guaranties” means the Subsidiary Guarantee Agreements entered into by the Subsidiary Guarantors in favor of the Senior Noteholders to guaranty the Borrower’s obligations under the Senior Secured Notes and the other Senior Secured Note Documents.

     “Shareholder Subordinated Debt” means the Indebtedness of the Borrower evidenced by (i) that certain Convertible Subordinated Promissory Note dated August 27, 2002, made by the Borrower in favor of Les Domaines Baron de Rothschild (Lafite) (“DBR”), in the original principal amount of $8,250,000 and (ii) that certain Convertible Subordinated Promissory Note dated August 27, 2002, made by the Borrower in favor of SFI Intermediate Limited (“SFI”), in the original principal amount of $2,750,000, which convertible subordinated promissory notes were issued by the Borrower pursuant to that certain Convertible Note Purchase Agreement dated as of August 27, 2002, among the Borrower, DBR and SFI.

     “SHW Intercompany Loan Amount” means the sum of (i) $8,000,000 plus (ii) on each anniversary of the Original Closing Date, 10% of the SHW Intercompany Loan Amount in effect immediately prior to such anniversary.

     “Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

     “Specified Swap Contract” means any Rate Contract made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower and any Swap Provider which Rate Contract is or was intended by the Borrower to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any Loan (which intent shall conclusively be deemed to exist if the Borrower so represents to the Swap Provider in writing).

     “Subordinated Debt” means any Indebtedness of the Borrower or any Subsidiary incurred after the Original Closing Date in accordance with Section 10.04(a)(xi).

     “Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

     “Subsidiary Guarantor” means each of Edna Valley Vineyard, Canoe Ridge Vineyard L.L.C., Canoe Ridge Winery, Inc., SHW Equity Co., Staton Hills Winery Company Limited and each other Subsidiary that becomes party to a Guaranty.

     “Swap Provider” means any Lender, or any Affiliate of any Lender, that is at the time of determination party to a Rate Contract with the Borrower.

     “Swap Termination Value” means, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (i) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include any Lender).

     “Swingline Commitment” has the meaning specified in subsection 2.01(c).

     “Swingline Lender” has the meaning specified in the introduction to this Agreement.

     “Swingline Loan” has the meaning specified in subsection 2.01(c).

     “Swingline Note” means a Promissory Note of the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit I.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Taxes” has the meaning set forth in Section 7.03(a).

     “Term Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, the amount set forth opposite the name of such Lender as its “Term Commitment” on Schedule 1 or, where the context so requires, the obligation of such Lender to make a Term Loan up to such amount on the terms and conditions set forth in this Agreement. The aggregate Term Commitments of all the Lenders shall be $14,700,000.

     “Termination Event” means any of the following:

     (i) with respect to a Pension Plan, a reportable event described in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations);

     (ii) the withdrawal of the Borrower, any Guarantor or an ERISA Affiliate from a Pension Plan during a plan year in which the withdrawing employer was a “substantial employer” as defined in Section 4001(a)(2) or 4062(e) of ERISA;

     (iii) the taking of any actions (including the filing of a notice of intent to terminate) by the Borrower, any Guarantor, an ERISA Affiliate, the PBGC, a Plan Administrator, or any other Person to terminate a Pension Plan or the treatment of a Plan amendment as a termination of a Pension Plan under Section 4041 of ERISA;

     (iv) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

     (v) the complete or partial withdrawal of the Borrower, any Guarantor or an ERISA Affiliate from a Multiemployer Plan.

     “Term Loan” has the meaning set forth in Section 2.01(b).

     “Term Note” means a Promissory Note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit J.

     “UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral.

     “Unfunded Accrued Benefits” means the excess of a Pension Plan’s accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan’s assets, as defined in Section 3(26) of ERISA.

     “Update Certificate” means a certificate of a Responsible Officer of the Borrower in substantially the form of Exhibit N, with such changes thereto as the Agent or any Lender may from time to time reasonably request.

     “Wine Bottling Inventory” means Borrower’s bottles, capsules, corks and other supplies used in its wine production, bottling and packaging.

     “Wine Dividend Credits” means annual credits provided by the Borrower to shareholders owning 100 or more shares of the Borrower’s common stock, which credits may be applied by each such shareholder, for a period not to exceed one year following such shareholder’s receipt of such credits, towards up to 50% of the purchase price of mail-order or other direct purchases of wine from the Borrower.

     SECTION 1.02 Accounting Principles.

     (a) Accounting Terms. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, consistently applied.

     (b) GAAP Changes. If GAAP shall have been modified after the Amendment Closing Date and the application of such modified GAAP shall have a material effect on any financial computations hereunder (including the computations required for the purpose of determining compliance with the covenants set forth in Section 10.02), then, at the request of the Agent or the Majority Lenders, such computations shall be made and the financial statements, certificates and reports due hereunder shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until the Majority Lenders and the Borrower shall have agreed upon the terms of the application of such modified GAAP.

     (c) “Fiscal Year” and “Fiscal Quarter”. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

     SECTION 1.03 Interpretation. In the Loan Documents, except to the extent the context otherwise requires:

     (i) Any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

     (ii) The words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

     (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

     (iv) The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

     (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

     (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

     (vii) Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.

     (viii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

     (ix) The use of a word of any gender shall include each of the masculine, feminine and neuter genders.

     (x) This Agreement and the other Loan Documents are the result of negotiations among the Agent, the Borrower and the other parties, have been reviewed by counsel to the Agent, the Borrower and such other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

ARTICLE II
THE LOANS

     SECTION 2.01 The Loans.

     (a) Revolving Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time on any Business Day during the period from the Amendment Closing Date until the Revolving Expiry Date, in an aggregate principal amount up to but not exceeding at any time outstanding such Lender’s Revolving Commitment; provided, that (i) the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans plus the Effective Amount of all L/C Obligations shall not exceed the aggregate Revolving Commitments and (ii) the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans plus the Effective Amount of all L/C Obligations shall not exceed the Borrowing Base then in effect; and provided further, that the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all Swingline Loans and L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the foregoing limits and subject to the other terms and conditions hereof, during such period the Borrower may borrow, repay the Revolving Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

     (b) Term Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a term loan (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Amendment Closing Date, in a principal amount up to but not exceeding such Lender’s Term Commitment. Any amount of the Term Loans repaid may not be reborrowed.

     (c) Swingline Loans. The Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make a portion of the Revolving Commitment available to the Borrower by making swingline loans denominated in Dollars (individually, a “Swingline Loan”, and, collectively, the “Swingline Loans”) to the Borrower on any Business Day during the period from the Amendment Closing Date to the Revolving Expiry Date in an aggregate principal amount at any one time outstanding not to exceed $5,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with any other Credit Extensions made by or participated in by the Swingline Lender, may exceed the Swingline Lender’s Revolving Commitment (the amount of such commitment of the Swingline Lender to make Swingline Loans to the Company pursuant to this subsection 2.01(c), as the same shall be reduced pursuant to Section 5.01, the Swingline Lender’s “Swingline Commitment”); provided that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations exceed the combined Revolving Commitments, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than one Swingline Loan may be outstanding at any one time, and all Swingline Loans shall at all times be Base Rate Loans or accrue interest at such other rate as may be agreed to by the Swingline Lender and the Borrower. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, repay the Swingline Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

     SECTION 2.02 Borrowing Procedure – Revolving Loans and Term Loans.

     (a) Notice to the Agent. Each Borrowing of Revolving Loans or Term Loans shall be made on a Business Day upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Agent, which notice shall be received by the Agent not later than 1:00 p.m. (New York time) on the Required Notice Date. Each such notice, except as provided in Sections 6.01 and 6.04, shall be irrevocable and binding on the Borrower, shall be in substantially the form of Exhibit K (a “Notice of Borrowing”) and shall specify whether the Borrowing consists of Base Rate Loans or Eurodollar Rate Loans and the other information required thereby. Notwithstanding the foregoing, the Borrower may give the Agent standing instructions in writing to make a Swingline Loan on the date any interest is due hereunder, in the amount of such interest, provided that the making of the Swingline Loan would otherwise be permissible under Section 2.01(c) and Section 8.02, and prior to the rescission in writing by the Borrower of such standing instructions, no further notice shall be necessary under this Section 2.02 with respect to Borrowings of Swingline Loans to pay accrued and unpaid interest owing hereunder.

     (b) Notice to the Lenders. The Agent shall give each Lender prompt notice by telephone (confirmed promptly in writing) or by facsimile of each Borrowing of Revolving Loans or Term Loans, specifying the information contained in the Borrower’s Notice and such Lender’s Pro Rata Share of the Borrowing. On the date of each such Borrowing, each Lender shall make available such Lender’s Pro Rata Share of such Borrowing, in same day or immediately available funds, to the Agent for the Agent’s Account, not later than 3:00 p.m. (New York time); provided, however, that in lieu of the Lenders making such funds available to the Borrower for the Borrowing of the Term Loans on the Amendment Closing Date, such funds may be retained by the Lenders and applied to the repayment of the principal amount of the Term Loans outstanding under the Existing Credit Agreement on the Amendment Closing Date, whereupon such prior Term Loans shall be deemed to be repaid and refinanced from the proceeds of the Borrowing of the Term Loans on the Amendment Closing Date. Upon fulfillment of the applicable conditions set forth in Article VIII and after receipt by the Agent of any such funds, and unless other payment instructions are provided by the Borrower, the Agent shall make such funds available to the Borrower by crediting the Borrower’s Account with same day or immediately available funds on such Borrowing date.

     (c) Non-Receipt of Funds. Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing of Revolving Loans or Term Loans that such Lender shall not make available to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such Pro Rata Share available to the Agent, and the Agent in such circumstances shall have made available to the Borrower such amount, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such amount is not made available by such Lender to the Agent on the Business Day following the Borrowing date, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

     SECTION 2.03 Borrowing Procedure—Swingline Loans.

     (a) Notice to the Agent. The Borrower shall provide the Agent irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Agent prior to 1:00 p.m. (New York time) on the requested Borrowing date) specifying (i) the amount to be borrowed, which shall be in a Minimum Amount (unless otherwise agreed by the Swingline Lender), and (ii) the requested Borrowing date, which shall be a Business Day. Unless the Swingline Lender has received notice prior to 2:00 p.m. (New York time) on such Borrowing date from the Agent (including at the request of any Lender) (A) directing the Swingline Lender not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.01(a); or (B) that one or more conditions specified in Article VIII are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York time) on the Borrowing date specified in such Notice of Borrowing, make the amount of its Swingline Loan available to the Borrower by crediting the Borrower’s Account with same day or immediately available funds on such Borrowing date.

     (b) Participations in Swingline Loans. If:

          (1) any Swingline Loan shall remain outstanding at 4:00 p.m. (New York time) on the Business Day immediately prior to the date on which such Swingline Loan is due and by such time on such Business Day the Agent shall have received neither: (A) a Notice of Borrowing delivered pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to subsection 2.01 on such due date in an amount at least equal to the aggregate principal amount of such Swingline Loan; nor (B) any other notice indicating the Borrower’s intent to repay such Swingline Loan with funds obtained from other sources; or

          (2) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Lender shall in its sole discretion notify the Agent that the Swingline Lender desires that such Swingline Loans be converted into Revolving Loans;

then the Agent shall be deemed to have received a Notice of Borrowing from the Borrower pursuant to Section 2.02 requesting that Base Rate Loans be made pursuant to subsection 2.01(a) on such due date (in the case of the circumstances described in clause (1) above) or on the first Business Day subsequent to the date of such notice from the Swingline Lender (in the case of the circumstances described in clause (2) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.02(b) shall be followed in making such Base Rate Loans; provided, that such Base Rate Loans shall be made notwithstanding the Borrower’s failure to comply with Section 8.02; and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Lender at the time such Revolving Loans are required to be made by the Lenders in accordance with this subsection 2.03(c), each Lender agrees that in lieu of making Revolving Loans as described in this subsection 2.03(c), such Lender shall purchase a participation from the Swingline Lender in the applicable Swingline Loans in an amount equal to such Lender’s Pro Rata Share of such Swingline Loans, and the procedures set forth in subsections 2.02(b) shall be followed in connection with the purchases of such participations. Upon such purchases of participations the prepayment requirements of this subsection 2.03(c) shall be deemed waived with respect to such Swingline Loans. If any Swingline Loan shall remain outstanding in lieu of a Borrowing of Revolving Loans as provided above, interest on such Swingline Loan shall be due and payable on demand and shall accrue at the rate then applicable to Base Rate Loans. The proceeds of such Base Rate Loans, or participations purchased, shall be applied to repay such Swingline Loans. A copy of each notice given by the Agent to the Lenders pursuant to this subsection 2.03(c) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Agent to the Borrower. Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     SECTION 2.04 Lending Offices. The Loans made by each Lender may be made from and maintained at such offices of such Lender (each a “Lending Office”) as such Lender may from time to time designate (whether or not such office is specified on Schedule 2). A Lender shall not elect a Lending Office (other than that set forth on Schedule 2) that, at the time of making such election, increases the amounts which would have been payable by the Borrower to such Lender under this Agreement in the absence of such election. With respect to Eurodollar Rate Loans made from and maintained at any Lender’s non-U.S. offices, the obligation of the Borrower to repay such Eurodollar Rate Loans shall nevertheless be to such Lender and shall, for all purposes of this Agreement (including for purposes of the definition of the term “Majority Lenders”) be deemed made or maintained by it, for the account of any such office; provided that Borrower shall not be required to pay any increased amounts that would not have been payable to any such Lender absent such election.

     SECTION 2.05 Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more loan accounts maintained by such Lender in accordance with its usual practices. The loan accounts maintained by the Agent and each such Lender shall be rebuttable presumptive evidence of the amount of the Loans made by such Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. At the request of any Lender, (i) as additional evidence of the Indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender, the Borrower shall execute and deliver for account of such Lender pursuant to Article VIII a Revolving Note, dated the Amendment Closing Date, setting forth such Lender’s Revolving Commitment as the maximum principal amount thereof, and (ii) as additional evidence of the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, the Borrower shall execute and deliver for account of such Lender pursuant to Article VIII a Term Note, dated the Amendment Closing Date, in the principal amount of the Term Loan made by such Lender on the Amendment Closing Date. At the request of the Swingline Lender, as additional evidence of the Indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender, the Borrower shall execute and deliver for the account of the Swingline Lender pursuant to Article VIII a Swingline Note, dated the Amendment Closing Date, setting forth the Swingline Lender’s Swingline Commitment as the maximum principal amount thereof.

     SECTION 2.06 Minimum Amounts. Any Borrowing, conversion, continuation, Commitment reduction or prepayment of Revolving Loans or Term Loans hereunder shall be in an aggregate amount determined as follows (each such specified amount a “Minimum Amount”): (i) any Borrowing or partial prepayment of Base Rate Loans (other than Swingline Loans) shall be in the amount of $1,000,000 or a greater amount which is an integral multiple of $100,000; (ii) any Borrowing, continuation or partial prepayment of, or conversion into, Eurodollar Rate Loans shall be in the amount of $1,000,000 or a greater amount which is an integral multiple of $100,000; (iii) any Borrowing or partial prepayment of Swingline Loans shall be in the minimum amount of $100,000 or a greater amount which is an integral multiple of $10,000; and (iv) any partial Commitment reduction under Section 5.01(a) shall be in the amount of $1,000,000 or a greater amount which is an integral multiple of $100,000.

     SECTION 2.07 Required Notice. Any Notice hereunder shall be given not later than the date determined as follows (each such specified date a “Required Notice Date”): (i) any Notice with respect to a Borrowing of, or conversion into, Base Rate Loans (other than Swingline Loans) shall be given at least one Business Day prior to the date of the proposed Borrowing or conversion; (ii) any Notice with respect to any Borrowing or continuation of, or conversion into, Eurodollar Rate Loans shall be given at least three Business Days prior to the date of the proposed Borrowing, conversion or continuation; (iii) any Notice with respect to a Borrowing or full or partial prepayment of Swingline Loans shall be given not later than the date of the proposed Borrowing or prepayment; (iv) any Notice with respect to any prepayment under Section 5.03(a) (other than with respect to Swingline Loans) or Commitment reduction under Section 5.01(a) shall, except as otherwise provided in Section 5.03(b), be given at least three Business Days prior to the proposed prepayment or reduction date; (v) any notice with respect to the issuance of any Letter of Credit shall, except to the extent the Issuing Lender may agree in a particular instance to a shorter notice period in its sole and absolute discretion, be given at least two Business Days prior to the proposed issuance date; and (vi) any notice with respect to the amendment or renewal of any Letter of Credit shall, except to the extent the Issuing Lender may agree in a particular instance to a shorter notice period in its sole and absolute discretion, be given at least two Business Days prior to the proposed amendment or renewal date.

ARTICLE III
THE LETTERS OF CREDIT

     SECTION 3.01 The Letter of Credit Subfacility.

     (a) Letters of Credit. On the terms and conditions hereinafter set forth, (i) the Issuing Lender hereby agrees (A) from time to time on any Business Day during the period from the Amendment Closing Date to the Revolving Expiry Date to issue Letters of Credit for the account of the Borrower in accordance with Section 3.02(a), and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), in an aggregate amount not to exceed at any time $5,000,000 (the “L/C Commitment”), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided, that the Issuing Lender shall not be obligated to issue any Letter of Credit if (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans shall exceed the aggregate Revolving Commitments, (2) the participation of any Lender in the Effective Amount of all L/C Obligations plus the participation of such Lender in the Effective Amount of all Swingline Loans plus the Effective Amount of the Revolving Loans of such Lender shall exceed such Lender’s Revolving Commitment, (3) the Effective Amount of L/C Obligations shall exceed the L/C Commitment or (4) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans shall exceed the Borrowing Base then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

     (b) Conditions to Issuance. The Issuing Lender shall be under no obligation to issue, amend or reinstate any Letter of Credit if:

     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Amendment Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Amendment Closing Date and which the Issuing Lender in good faith deems material to it;

     (ii) the Issuing Lender has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Article VIII is not then satisfied;

     (iii) the expiry date of any requested Letter of Credit is (A) more than one year after the date of issuance, unless the Majority Lenders have approved such expiry date in writing, provided that a Letter of Credit may state that the expiry date thereof may be extended for an additional term as shall be satisfactory to the Issuing Lender (either upon prior notice or automatically) so long as the next succeeding additional term at any time is not more than one year; or (B) after the Revolving Expiry Date, unless all of the Lenders have approved such expiry date in writing and such Letter of Credit is fully cash collateralized;

     (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable policies of the Issuing Lender; or

     (v) such Letter of Credit is denominated in a currency other than dollars.

     SECTION 3.02 Issuance, Amendment and Renewal of Letters of Credit.

     (a) Notice to Issuing Lender of Issuance Request. Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Agent) not later than the Required Notice Date. Each such request for issuance of a Letter of Credit shall be in writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require.

     (b) Issuance of Letters of Credit. At least two Business Days prior to the issuance of any Letter of Credit or any amendment or renewal of any Letter of Credit, the Issuing Lender shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Borrower and, if not, the Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received notice on or before the Business Day immediately preceding the date the Issuing Lender is to issue, amend or renew a requested Letter of Credit from the Agent (i) directing the Issuing Lender not to issue, amend or renew such Letter of Credit because such issuance, amendment or renewal is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) through (4) thereof or Section 3.01(b); or (ii) that one or more conditions specified in Article VIII are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or amend or renew a Letter of Credit, as the case may be, in accordance with the Issuing Lender’s usual and customary business practices.

     (c) Notice to Issuing Lender of Amendment Request. From time to time while a Letter of Credit is outstanding and prior to the Revolving Expiry Date, the Issuing Lender shall, upon the written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Agent) not later than the Required Notice Date, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made in writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation to amend any Letter of Credit, and shall not permit the amendment of a Letter of Credit, if: (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

     (d) Notice to Issuing Lender of Renewal Request. The Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Revolving Expiry Date, at the option of the Borrower and upon the written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Agent) not later than the Required Notice Date, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made in writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation so to renew any Letter of Credit, and shall not permit any renewal (including any automatic renewal of a Letter of Credit), if: (A) the Issuing Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection (d) upon the request of the Borrower but the Issuing Lender shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Issuing Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Lender shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

     (e) Expiry of Letters of Credit. The Issuing Lender may, at its election (or shall, when required by the Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, or take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Expiry Date, unless such later date has been previously approved by the Agent and all the Lenders in writing and such Letter of Credit is fully cash collateralized.

     (f) Conflicts with L/C-Related Documents. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

     (g) Delivery of Copies of Letters of Credit. The Issuing Lender shall also deliver to the Agent, concurrently with or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     (h) Notices to Lenders. The Agent shall promptly notify the Lenders of the issuance, amendment or renewal of a Letter of Credit hereunder (including the date thereof and the amount, expiry and reference number of such Letter of Credit).

     SECTION 3.03 Participations, Drawings and Reimbursements.

     (a) Participations of Lenders in Additional Letters of Credit. Immediately upon the issuance of each Letter of Credit, the Issuing Lender shall be deemed irrevocably to have sold and transferred to each Lender without recourse or warranty, and each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase and accept from the Issuing Lender, for such Lender’s own account and risk, an undivided interest and a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 3.01(a), each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

     (b) Drawing and Reimbursement. In the event of any request for a drawing under a Letter of Credit by the beneficiary thereof, the Issuing Lender shall immediately notify the Borrower and the Agent. The Borrower shall reimburse the Issuing Lender prior to 1:00 p.m. (New York time), on each date that any amount is paid by the Issuing Lender under any Letter of Credit, in an amount equal to the amount paid by the Issuing Lender on such date under such Letter of Credit. In the event the Borrower shall fail to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (New York time) on the same date such drawing is honored by the Issuing Lender, the Issuing Lender shall promptly notify the Agent and the Agent shall promptly notify each Lender thereof (including the amount of the drawing and such Lender’s Pro Rata Share thereof), and the Borrower shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the date of payment by the Issuing Lender under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment of each Lender and subject to the conditions set forth in clauses (b) and (c) of Section 8.02. The Borrower hereby directs that the proceeds of any such Loans deemed to be made by it shall be used to pay its reimbursement obligations in respect of any such drawing. Solely for the purposes of making such Loans, the Minimum Amount limitations set forth in Section 2.06 shall not be applicable. Any notice given by the Issuing Lender or the Agent pursuant hereto may be telephonic if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (c) Funding by Lenders. Each Lender shall upon receipt of any notice pursuant to subsection (b) make available to the Agent for the account of the Issuing Lender an amount in Dollars and in same day or immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to subsection(b)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Borrower in that amount. If any Lender so notified shall fail to make available to the Agent for the account of the Issuing Lender the amount of such Lender’s Pro Rata Share of the amount of the drawing by no later than 3:00 p.m. (New York time) on the date such drawing was honored by the Issuing Lender (the “Participation Date”), then interest shall accrue on such Lender’s obligation to make such payment, from the Participation Date to the date such Lender makes such payment, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during the period commencing on the Participation Date and ending on the date three Business Days thereafter, and (ii) thereafter at the Base Rate as in effect from time to time. The Agent shall promptly give notice of the occurrence of the Participation Date, but failure of the Agent to give any such notice on the Participation Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.

     (d) L/C Unreimbursed Drawings.With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Borrower in whole or in part, because of the Borrower’s failure to satisfy the conditions set forth in clauses (b) and (c) of Section 8.02 or for any other reason, the Borrower shall be obligated to the Issuing Lender for an L/C Unreimbursed Draw in the amount of such drawing, which L/C Unreimbursed Draw shall be due and payable on demand, together with interest, and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2% per annum, and each Lender’s payment to the Issuing Lender pursuant to subsection (c) shall be deemed payment in respect of its participation in such L/C Unreimbursed Draw and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

     (e) Obligation of Lenders Absolute. Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     SECTION 3.04 Repayment of Participations. Upon (and only upon) receipt by the Agent for the account of the Issuing Lender of funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has theretofore paid the Agent for the account of the Issuing Lender for such Lender’s participation in the Letter of Credit pursuant to Section 3.03, or (ii) in payment of interest thereon, the Agent shall pay to each Lender, in the same funds as those received by the Agent for the account of the Issuing Lender, the amount of such Lender’s Pro Rata Share of such funds, and the Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Agent for the account of the Issuing Lender. If the Agent or the Issuing Lender is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Agent for the account of the Issuing Lender in reimbursement of a payment made under the Letter of Credit or interest thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or the Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     SECTION 3.05 Role of the Issuing Lender.

     (a) No Responsibility of Issuing Lender. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent/IB-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (b) No Liability of Agent/IB-Related Persons. No Agent/IB-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Majority Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

     SECTION 3.06 Obligations of Borrower Absolute. The obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Unreimbursed Draw and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

     (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

     (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

     (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (v) any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any bankruptcy, reorganization or other insolvency proceeding;

     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

     SECTION 3.07 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if the Issuing Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Unreimbursed Draw hereunder, or (B) if, as of the Revolving Expiry Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Sections 5.03(b) or 11.02 requiring the Borrower to cash collateralize Letters of Credit, the Borrower shall immediately pay over cash in an amount equal to the L/C Obligations to the Collateral Agent for the benefit of the Lenders, to be held by the Collateral Agent as cash collateral subject to the terms of this Section 3.07. Such amount, together with any amount received by the Collateral Agent in respect of outstanding Letters of Credit pursuant to Section 11.02, when received by the Collateral Agent, shall be held by the Collateral Agent as part of the Collateral pursuant to the terms of the Borrower and Subsidiary Guarantor Security Agreement as cash collateral for the reimbursement obligations of the Borrower under this Agreement in respect of the L/C Obligations and for the other Obligations. Such cash collateral shall bear interest for the benefit of the Borrower, provided that all such accrued interest shall be held as additional cash collateral hereunder and under the Borrower and Subsidiary Guarantor Security Agreement. All cash collateral shall be held by the Collateral Agent until the release thereof shall be permitted pursuant to the terms of the Borrower and Subsidiary Guarantor Security Agreement.

     SECTION 3.08 Letter of Credit Fees.

     (a) Certain Letter of Credit Fees. The Borrower shall pay (i) to the Agent for the account of each of the Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Fee Amount multiplied by the average daily maximum amount available to be drawn on the outstanding Letters of Credit, and (ii) to the Issuing Lender a letter of credit fronting fee with respect to the Letters of Credit equal to 0.125% per annum of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed in each case on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Amendment Closing Date, through the Revolving Expiry Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Expiry Date (or such expiration date).

     (b) Certain Additional Fees and Charges. The Borrower shall pay to the Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to standby letters of credit as from time to time in effect.

     (c) Fees Nonrefundable. All fees and charges payable under this Section 3.08 shall be nonrefundable.

     SECTION 3.09 Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Lender, its correspondents, and beneficiaries will be governed by the rules of the ISP.

     SECTION 3.10 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit at such time after giving effect to all increases and decreases thereof (including decreases as a result of partial draws, which, under the terms thereof, permanently reduce availability under the related Letter of Credit or L/C Related Document) contemplated by such Letter of Credit or the L/C-Related Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE IV
INTEREST AND FEES; CONVERSION OR CONTINUATION

     SECTION 4.01 Interest.

     (a) Interest Rate. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates:

     (i) during such periods as such Loan is a Base Rate Loan (other than a Swingline Loan), at a rate per annum equal at all times to the Base Rate plus the Applicable Margin;

     (ii) during such periods as such Loan is a Eurodollar Rate Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin.

     (iii) during such periods as such Loan is a Swingline Loan, at a rate per annum equal to a quoted rate as shall from time to time be mutually agreed upon by the Borrower and the Swingline Lender.

     (b) Interest Periods. The initial and each subsequent Interest Period for the Eurodollar Rate Loans shall be a period of one, two, three or six months, or such other period as requested by the Borrower and acceptable to all the Lenders. The determination of Interest Periods shall be subject to the following provisions:

     (A) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

     (B) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

     (C) the Borrower may select Interest Periods with respect to Term Loans which commence before and end after a Principal Payment Date only to the extent that the Base Rate Loans to be outstanding on such Principal Payment Date plus the Eurodollar Rate Loans with Interest Periods ending on such Principal Payment Date at least equal in principal amount the required principal payment on such Principal Payment Date;

     (D) no Interest Period shall extend beyond (1) the Revolving Expiry Date with respect to any Revolving Loan, and (2) the Final Maturity Date with respect to any Term Loan;

     (E) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Eurodollar Business Day of the ending calendar month of such Interest Period;

     (F) there shall be no more than five Interest Periods in effect at any one time.

     (c) Interest Payment Dates. Subject to Section 4.02, interest on the Loans shall be payable in arrears at the following times:

     (i) interest on each Base Rate Loan (other than Swingline Loans) shall be payable quarterly on the last Business Day in each calendar quarter, on the date of any prepayment or conversion of any such Base Rate Loan, and at maturity;

     (ii) interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period for such Eurodollar Rate Loan and at maturity, provided that (A) in the case of any such Interest Period which is greater than three months, interest on such Eurodollar Rate Loan shall be payable on each date that is three months, or any integral multiple thereof, after the beginning of such Interest Period, and on the last day of such Interest Period, and (B) if any prepayment, conversion, or continuation is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued; and

     (iii) interest on each Swingline Loan shall be payable monthly on the last Business Day in each calendar month and at maturity.

     (d) Notice to the Borrower and the Lenders. Each determination by the Agent hereunder of a rate of interest and of any change therein, including any changes in (i) the Applicable Margin, (ii) the Base Rate during any periods in which Base Rate Loans shall be outstanding, and (iii) the Federal Funds Rate during any periods in which Swingline Loans are outstanding, in the absence of manifest error shall be conclusive and binding on the parties hereto and shall be promptly notified by the Agent to the Borrower and the Lenders (or to the Swingline Lender, as applicable). Such notice shall set forth in reasonable detail the basis for any such determination or change. The failure of the Agent to give any such notice specified in this subsection shall not affect the Borrower’s obligation to pay such interest or fees.

     SECTION 4.02 Default Rate of Interest. During the existence of any Event of Default under 11.01(a) arising from a nonpayment of any Obligations (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest (after as well as before any entry of judgment to the extent permitted by law) on the unpaid principal amount of all Obligations, (i) in the case of any Loans, at a rate per annum equal to the applicable Base Rate or Eurodollar Rate, as the case may be, plus the Applicable Margin for such Loans, plus 2% per annum, and (ii) in the case of any other Obligations, at a rate per annum equal at all times to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2% per annum; provided, however, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the Borrower shall pay interest on the principal amount of such Loan, during the continuation of such Event of Default or after acceleration, at a rate per annum equal at all times to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2% per annum. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     SECTION 4.03 Fees.

     (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the average daily unused portion of such Lender’s Revolving Commitment as in effect from time to time from the Amendment Closing Date until the Revolving Expiry Date at a rate per annum equal to the Applicable Fee Amount, payable quarterly in arrears on the last Business Day of each calendar quarter in each year, commencing on the first such date after the Amendment Closing Date, and on the earlier of the date such Revolving Commitment is terminated hereunder or the Revolving Expiry Date. For purposes of calculation of such unused portion of a Lender’s Revolving Commitment, each Lender’s Revolving Commitment shall be considered used on any date to the extent of its participation on such date in any Letter of Credit or Swingline Loan and any L/C Advance made by it.

     (b) Upfront Fee. The Borrower agrees to pay to the Agent for the account of each Lender an upfront fee payable on the Amendment Closing Date as specified in the Fee Letter.

     (c) Annual Agency Fee. The Borrower agrees to pay to the Agent for its own account on the Amendment Closing Date and on each anniversary of the Amendment Closing Date such fee for agency services as specified in the Fee Letter.

     (d) Fees Nonrefundable. All fees payable under this Section 4.03 shall be nonrefundable.

     SECTION 4.04 Computations. All computations of interest, commitment fees and letter of credit fees hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such fee or interest is payable, which results in more interest being paid than if computed on the basis of a 365-day year. Notwithstanding the foregoing, if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

     SECTION 4.05 Conversion or Continuation.

     (a) Election. The Borrower may elect (i) to convert all or any part of (A) outstanding Base Rate Loans into Eurodollar Rate Loans, or (B) outstanding Eurodollar Rate Loans into Base Rate Loans; or (ii) to continue all or any part of a Loan with one type of interest rate as such; provided, however, that if the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate. The continued or converted Base Rate and Eurodollar Rate Loans shall be allocated to the Lenders ratably in accordance with their Pro Rata Shares. Any conversion or continuation of Eurodollar Rate Loans shall be made on the last day of the current Interest Period for such Eurodollar Rate Loans. No outstanding Loan may be converted into or continued as a Eurodollar Rate Loan if any Event of Default has occurred and is continuing.

     (b) Automatic Conversion. On the last day of any Interest Period for any Eurodollar Rate Loans, such Eurodollar Rate Loans shall, if not repaid, automatically convert into Base Rate Loans unless the Borrower shall have made a timely election to continue such Eurodollar Rate Loans as such for an additional Interest Period or to convert such Eurodollar Rate Loans, in each case as provided in subsection (a)         .

     (c) Notice to the Agent. The conversion or continuation of any Loans contemplated by subsection (a) shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Agent, which notice shall be received by the Agent not later than 1:00 p.m. (New York time) on the Required Notice Date. Each such notice (a “Notice of Conversion or Continuation”) shall, except as provided in Sections 6.01 and 6.04, be irrevocable and binding on the Borrower, shall refer to this Agreement and shall specify: (i) the proposed date of the conversion or continuation, which shall be a Business Day (or a Eurodollar Business Day, for conversions into or continuations of Eurodollar Rate Loans); (ii) the outstanding Loans (or parts thereof) to be converted into or continued as Base Rate or Eurodollar Rate Loans; (iii) the aggregate amount of the Loans which are the subject of such continuation or conversion, which shall be in a Minimum Amount; (iv) if the conversion or continuation consists of any Eurodollar Rate Loans, the duration of the Interest Period with respect thereto; and (v) that no Event of Default exists hereunder.

     (d) Notice to the Lenders. The Agent shall give each Lender prompt notice by telephone (confirmed promptly in writing) or by facsimile of (i) the proposed conversion or continuation of any Loans, specifying the information contained in the Borrower’s Notice and such Lender’s Pro Rata Share thereof or (ii), if timely notice was not received from the Borrower, the details of any automatic conversion under subsection 4.05(b).

     SECTION 4.06 Highest Lawful Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by any Lender in connection with this Agreement under applicable law (the “Maximum Rate”), the Borrower shall not be obligated to pay, and such Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

ARTICLE V
REDUCTION OF COMMITMENTS;
REPAYMENT; PREPAYMENT

     SECTION 5.01 Reduction or Termination of the Commitments.

     (a) Optional Reduction or Termination. The Borrower may, upon prior notice to the Agent as provided herein, terminate in whole or reduce ratably in part, as of the date specified by the Borrower in such notice, any then unused portion of the Revolving Commitments (including the L/C Commitment); provided, however, that each partial reduction shall be in a Minimum Amount; and provided further, however, that no such reduction or termination shall be permitted if the Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations would exceed the amount of the aggregate Revolving Commitments thereafter in effect; and provided further, however, that once reduced in accordance with this Section 5.01, the Revolving Commitment of any Lender may not be increased. The amount of any such Revolving Commitment reductions shall not be applied to the L/C Commitment unless otherwise specified by the Borrower or unless the Revolving Commitments as so reduced would be less than the L/C Commitment. All accrued commitment fees to, but not including, the effective date of any termination of the Revolving Commitments shall be payable on the effective date of such termination.

     (b) Mandatory Termination.

     (i) If on the Amendment Closing Date the Term Commitments of the Lenders shall exceed the aggregate outstanding principal amount of the Term Loans, such unused portion of the Term Commitments shall terminate on the Amendment Closing Date.

     (ii) The Revolving Commitments shall terminate on the Revolving Expiry Date.

     (c) Other Mandatory Reductions.

     (i) Upon the making of any mandatory prepayment under clause (ii), (iii) or (iv) of Section 5.03(b) on or prior to the Revolving Expiry Date, the Revolving Commitment of

each Lender shall automatically reduce by an amount equal to such Lender’s Pro Rata Share of the aggregate amount of principal of Revolving Loans, Swingline Loans and L/C Advances prepaid and Letters of Credit cash collateralized, effective as of the date of receipt by the Borrower or its Subsidiary of the Net Proceeds or Net Issuance Proceeds, as the case may be, arising from the applicable disposition of assets, incurrence of debt for borrowed money or Event of Loss.

     (ii) If prior to the Revolving Expiry Date the amount required to be paid on account of the Revolving Loans, Swingline Loans or L/C Advances, or applied to cash collateralize the Letters of Credit, pursuant to clause (ii), (iii) or (iv) of Section 5.03(b) shall exceed the outstanding principal amount of the Revolving Loans, Swingline Loans and L/C Advances or the amount of the L/C Obligations then outstanding, such automatic reduction shall nonetheless occur and shall be determined on the basis of the amount of Revolving Loans, Swingline Loans and L/C Advances that would be required to be prepaid and Letters of Credit that would be required to be cash collateralized assuming the Revolving Commitments were fully utilized.

     (d) Notice. The Agent shall give each Lender prompt notice of any termination or reduction of its Revolving Commitment under this Section 5.01.

     (e) Adjustment of Commitment Fee; No Reinstatement. From the effective date of any reduction or termination prior to the Revolving Expiry Date, the commitment fee payable under Section 4.03(a) shall be computed on the basis of the Revolving Commitments as so reduced or terminated. Once reduced or terminated, the Revolving Commitments may not be increased or otherwise reinstated.

     SECTION 5.02 Repayment of the Loans.

     (a) Revolving Loans. The Borrower shall repay to the Lenders in full on the Revolving Expiry Date the aggregate principal amount of the Revolving Loans outstanding on such date.

     (b) Term Loans. The Borrower shall repay to the Lenders the aggregate principal amount of the Term Loans (i) in the amount of $700,000 on June 30, 2004; and (ii) in substantially equal consecutive quarterly installments, commencing March 31, 2006, with subsequent installments payable on the last day of each calendar quarter thereafter, to and including the Final Maturity Date; provided, however, that the last such installment shall be in the amount necessary to repay in full the aggregate unpaid principal amount of the Term Loans.

     (c) Swingline Loans. The Borrower shall repay to the Swingline Lender on each date as shall from time to time be mutually agreed upon by the Swingline Lender and the Borrower the aggregate principal amount of the Swingline Loans outstanding on such date; provided, however, the aggregate principal amount of the Swingline Loans outstanding on the Revolving Expiry Date shall be due and payable on such date.

     SECTION 5.03 Prepayments.

     (a) Optional Prepayments. Subject to Section 6.02, the Borrower may, upon prior notice to the Agent not later than the Required Notice Date, prepay the outstanding amount of the Loans in whole or ratably in part, without premium or penalty. Partial prepayments shall be in Minimum Amounts.

     (b) Mandatory Prepayments.

     (i) Subject to Section 6.02, if on any date the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans plus the Effective Amount of all L/C Obligations shall exceed the lesser of (A) the aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, L/C Advances and Swingline Loans and/or cash collateralize the Letters of Credit by an amount equal to the applicable excess. Additionally, if on any date the aggregate outstanding amount of L/C Obligations shall exceed the L/C Commitment, the Borrower shall cash collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment.

     (ii) Upon the sale, transfer or other disposition of any assets (or group of related assets) by the Borrower or any Subsidiary under subsection 10.04(e)(iii) (to the extent the Net Proceeds from the sale, transfer or other disposition of worn out or obsolete assets are not promptly applied to replace such assets) or 10.04(e)(v), the Borrower shall, within one Business Day of the Borrower’s or such Subsidiary’s receipt of the proceeds thereof, prepay the outstanding principal amount of the Loans, in an amount equal to 100% of the Net Proceeds therefrom by depositing such amount with the Collateral Agent for application by the Collateral Agent under and pursuant to Section 6.10 of the Intercreditor Agreement to the Secured Obligations; provided, however, that in the case of prepayments of any Revolving Loans, Swingline Loans and L/C Advances, the required prepayment shall be in an amount equal to the excess, if any (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)), of the Effective Amount of the Revolving Loans, Swingline Loans and L/C Obligations over the aggregate Revolving Commitments. If on the date of the foregoing required prepayment the amount of any such required prepayment (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)) shall exceed the outstanding principal amount of the Loans and there shall be any Letters of Credit outstanding, then the Borrower shall apply such funds to cash collateralize any such outstanding Letters of Credit.

     (iii) Upon the incurrence of Indebtedness for borrowed money other than Subordinated Debt by the Borrower or any Subsidiary, the Borrower shall, within one Business Day of the Borrower’s or such Subsidiary’s receipt of the proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Issuance Proceeds therefrom by depositing such amount with the Collateral Agent for application by the Collateral Agent under and pursuant to Section 6.10 of the Intercreditor Agreement to the Secured Obligations; provided that in the case of prepayments of any Revolving Loans, Swingline Loans and L/C Advances, the required prepayment shall be in an amount equal to the excess (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)) of the Effective Amount of the Revolving Loans, Swingline Loans and L/C Obligations over the aggregate Revolving Commitments. If on the date of the foregoing required prepayment the amount of any such required prepayment (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)) shall exceed the outstanding principal amount of the Loans and there shall be any Letters of Credit outstanding, then the Borrower shall apply such funds to cash collateralize any such outstanding Letters of Credit.

     (iv) If any Event of Loss shall occur with respect to any assets of the Borrower or any Subsidiary, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to the Net Proceeds (after giving effect to repair or replacement as provided in the definition of “Net Proceeds”) therefrom by depositing such amount with the Collateral Agent for application by the Collateral Agent under and pursuant to Section 6.10 of the Intercreditor Agreement to the Secured Obligations, provided, however, that, (A) such prepayment shall not be required if such amount is less than $1,500,000 and (B) in the case of prepayments of any Revolving Loans, Swingline Loans and L/C Advances, the required prepayment (subject to sub-clause (A) of this proviso) shall be in an amount equal to the excess (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)) of the Effective Amount of the Revolving Loans, Swingline Loans and L/C Obligations over the aggregate Revolving Commitments. If on the date of the foregoing required prepayment the amount of any such required prepayment (after giving effect to the related mandatory Commitment reduction under Section 5.01(c)) shall exceed the outstanding principal amount of the Loans and there shall be any Letters of Credit outstanding, then the Borrower shall apply such funds to cash collateralize any such outstanding Letters of Credit.

     (c) Order of Application.

     (i) Any prepayments pursuant to clause (i) of subsection 5.03(b) above shall be applied, first, to any Swingline Loans then outstanding, second, to any L/C Advances then outstanding, third, to any Revolving Loans then outstanding and, fourth, to cash collateralize any L/C Obligations then outstanding;

     (ii) Any prepayments pursuant to clauses (ii), (iii), (iv) and (v) of subsection 5.03(b) above shall be applied, first, to any Term Loans then outstanding, second, to any Swingline Loans then outstanding, third, to any L/C Advances then outstanding, fourth, to any Revolving Loans then outstanding and, fifth, to cash collateralize any L/C Obligations then outstanding; provided, however, that to the extent the Net Proceeds to be applied to prepay the Loans pursuant to clauses (ii) and (iv) of subsection 5.03(b) above arise as a result of the sale, transfer or other disposition of Inventory or as a result of an Event of Loss with respect to Inventory, then such Net Proceeds shall be applied, first, to any Swingline Loans then outstanding, second, to any L/C Advances then outstanding, third, to any Revolving Loans then outstanding, fourth, to cash collateralize any L/C Obligations then outstanding and, fifth, to any Term Loans then outstanding.

     (iii) Subject to clauses (i) and (ii) of this subsection 5.03(c), any prepayments pursuant to subsection 5.03(b) above shall be applied, first, to any Base Rate Loans then outstanding and, second, to Eurodollar Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option so long as no Default or Event of Default has occurred and is continuing, place any amounts which it would otherwise be required to use to prepay Eurodollar Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Collateral Agent for the benefit of the Lenders under the Security Agreements until the end of such Interest Period, at which time such pledged amounts will be applied to prepay such Eurodollar Rate Loans. The Borrower shall pay, together with each prepayment under subsections 5.03(a) or 5.03(b), accrued interest on the amount of any Loans prepaid and any amounts required pursuant to Section 6.02. Any voluntary prepayments of Term Loans pursuant to subsection 5.03(a) shall be applied pro rata across each remaining installment of principal. Any mandatory prepayments of Term Loans pursuant to subsection 5.03(b) shall be applied to the remaining principal installments in inverse order of maturity.

     (d) Notice; Application. The notice given of any prepayment (a “Notice of Prepayment”) shall specify the date and amount of the prepayment and whether the prepayment is of Base Rate Loans, Eurodollar Rate Loans or Swingline Loans or a combination thereof, and if of a combination thereof the amount of the prepayment allocable to each. Such Notice of Prepayment shall also specify whether the prepayment is of L/C Advances, Revolving Loans, Term Loans, Swingline Loans or a combination thereof. Upon receipt of the Notice of Prepayment of L/C Advances, Revolving Loans or Term Loans, the Agent shall promptly notify each Lender thereof. Upon receipt of the Notice of Prepayment of Swingline Loans, the Agent shall promptly notify the Swingline Lender thereof. If a Notice of Prepayment is given, the Borrower shall make such prepayment and the prepayment amount specified in such Notice shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid.

ARTICLE VI
YIELD PROTECTION AND ILLEGALITY

     SECTION 6.01 Inability to Determine Rates. If the Agent shall determine that adequate and reasonable means do not exist to ascertain the Eurodollar Rate, or the Majority Lenders shall determine that the Eurodollar Rate does not accurately reflect the cost to the Lenders of making or maintaining Eurodollar Rate Loans, then the Agent shall give telephonic notice (promptly confirmed in writing) to the Borrower and each Lender of such determination. Such notice shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Agent (upon the instructions of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any Notice then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue Loans, as proposed by the Borrower, in the amount specified in the Notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

     SECTION 6.02 Funding Losses. In addition to such amounts as are required to be paid by the Borrower pursuant to Section 6.03, the Borrower shall compensate each Lender, promptly upon receipt of such Lender’s written request made to the Borrower (with a copy to the Agent), for all losses, costs and expenses (including any loss or expense incurred by such Lender in obtaining, liquidating or re-employing deposits or other funds to fund or maintain its Eurodollar Rate Loans), if any, which such Lender sustains: (i) if the Borrower repays, converts or prepays any Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan (whether as a result of an optional prepayment, mandatory prepayment, a payment as a result of acceleration or otherwise); (ii) if the Borrower fails to borrow a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 6.01 or 6.04); (iii) if the Borrower fails to convert into or continue a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 6.01 or 6.04); or (iv) if the Borrower fails to prepay a Eurodollar Rate Loan after giving its Notice. Any such request for compensation shall set forth the basis for requesting such compensation in reasonable detail and shall, in the absence of manifest error, be conclusive and binding for all purposes.

     SECTION 6.03 Regulatory Changes.

     (a) Increased Costs. If after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a “Regulatory Change”), or compliance by any Lender (or its Lending Office) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority, shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB, but excluding with respect to any Eurodollar Rate Loan any such requirement included in the calculation of the Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender’s Lending Office or shall impose on any Lender (or its Lending Office) or on the interbank eurodollar market any other condition affecting any Lender’s Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans or its other obligations hereunder, and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of agreeing to make or making, funding or maintaining any Loan or participating in any L/C Obligations, or increase the cost to the Issuing Lender of agreeing to issue or issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the Issuing Lender under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amounts as shall compensate such Lender for such increased cost or reduction.

     (b) Capital Requirements. If any Lender shall have determined that any Regulatory Change regarding capital adequacy, or compliance by such Lender (or any corporation controlling such Lender) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority issued or taking effect after the Amendment Closing Date, has or shall have the effect of reducing the rate of return on such Lender’s, the Issuing Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender, the Issuing Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, the Issuing Lender’s or corporation’s policies with respect to capital adequacy), by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the

Borrower shall pay to such Lender such additional amounts as shall compensate such Lender for such reduction.

     (c) Requests. Any such request for compensation by a Lender under this Section 6.03 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes.

     SECTION 6.04 Illegality. If any Lender shall determine that it has become unlawful, as a result of any Regulatory Change, for such Lender to make, convert into or maintain Eurodollar Rate Loans as contemplated by this Agreement, such Lender shall promptly give notice of such determination to the Borrower (through the Agent), and (i) the obligation of such Lender to make or convert into Eurodollar Rate Loans, as the case may be, shall be suspended until such Lender gives notice that the circumstances causing such suspension no longer exist; and (ii) each of such Lender’s outstanding Eurodollar Rate Loans, as the case may be, shall, if requested by such Lender, be converted into a Base Rate Loan not later than upon expiration of the Interest Period related to such Eurodollar Rate Loan, or, if earlier, on such date as may be required by the applicable Regulatory Change, as shall be specified in such request. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

     SECTION 6.05 Funding Assumptions. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Article VI, each Eurodollar Rate Loan made by a Lender (and any related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

     SECTION 6.06 Obligation to Mitigate. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 6.03(a) or 6.04, and in any event if so requested by the Borrower, each Lender shall use reasonable efforts to make, fund or maintain its affected Eurodollar Rate Loans through another Lending Office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Eurodollar Rate Loans through such other Lending Office would not in any material respect be disadvantageous to such Lender or contrary in any material respect to such Lender’s normal banking practices.

     SECTION 6.07 Substitution of Lenders. Without limiting the Borrower’s obligations under Sections 6.03 and 7.03, upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a request for compensation under Section 6.03 or under Section 7.03, the Borrower may (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement commercial bank (which shall be an Eligible Assignee) satisfactory to the Borrower to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 6.02 that result from the acquisition of any Affected

Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Rate Loan then outstanding. Any such designation of a Replacement Lender under clause (ii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 13.09, and shall in any event be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

     SECTION 6.08 Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith based upon applicable regulatory standards, which determination shall be conclusive, as set forth in a certificate from such Lender specifying in reasonable detail the basis and calculations for such determination), payable on each date on which interest is payable on such Eurodollar Rate Loan, provided the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

ARTICLE VII
PAYMENTS

     SECTION 7.01 Pro Rata Treatment. Except as otherwise provided in this Agreement, each Borrowing hereunder, each Commitment reduction, each payment (including each prepayment) by the Borrower on account of the principal, interest, drawings under Letters of Credit, fees and other amounts required hereunder shall be made without set-off or counterclaim and, except as otherwise expressly provided with respect to drawings under Letters of Credit, shall be made ratably in accordance with the Pro Rata Shares. Each conversion or continuation of Loans shall also be made ratably in accordance with the respective Pro Rata Shares of the Lenders.

     SECTION 7.02 Payments.

     (a) Payments. The Borrower shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or other defense, not later than 3:00 p.m. (New York time) on the day when due to the Agent in Dollars and in same day or immediately available funds, to the Agent’s Account. The Agent shall promptly thereafter distribute like funds relating to the payment on account of principal, interest, drawings under Letters of Credit, commitment fee or any other amounts payable to the Lenders or to the Issuing Lender, as the case may be, ratably (except as a result of the operation of Article V) to the Lenders in accordance with their Pro Rata Shares, or to the Issuing Lender, as the case may be.

     (b) Application. Unless the Agent shall receive a timely election by the Borrower with respect to the application of any principal payments or as otherwise provided herein, each payment of principal by the Borrower shall be applied (A) first, to the Base Rate Loans then outstanding, and (B) second, to the Eurodollar Rate Loans then outstanding (in such manner as the Agent shall determine in its sole discretion).

     (c) Extension. Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or letter of credit fee hereunder.

     SECTION 7.03 Taxes.

     (a) No Reduction of Payments. The Borrower shall pay all amounts of principal, interest, fees and other amounts due under the Loan Documents free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding, in the case of each Lender and the Agent, income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Agent is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein, and by the jurisdiction of such Lender’s Lending Office and any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the respective Lender or the Agent receives when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 7.03), the full amount of the payment provided for in the Loan Documents.

     (b) Deduction or Withholding; Tax Receipts. If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly thereafter shall furnish to the Agent (for itself or for redelivery to the Lender to or for the account of which such payment was made) an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as the Agent or any Lender (through the Agent) may reasonably request.

     (c) Indemnity. If any Lender or the Agent is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against any Lender or the Agent, the Borrower shall indemnify the Agent and the Lenders for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 7.03, whether or not such payment or liability was correctly or legally asserted. A certificate of the Agent or any Lender as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

     (d) Forms. (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) agrees to deliver to the Agent and the Borrower on or prior to the Closing Date, and in a timely fashion thereafter, two duly signed completed copies of IRS Form W-8BEN, IRS Form W-8ECI or such other documents and forms of the IRS, as are required under United States law to confirm such Foreign Lender’s entitlement to exemption from, or reduction of, applicable withholding taxes under the Internal Revenue Code in respect of payments to be made to such Foreign Lender under or in connection with this Agreement or otherwise to establish such Foreign Lender’s status for United States withholding tax purposes. (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender. (iii) Upon the request of the Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction. (iv) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, any costs and expenses and the reasonable fees and disbursements of counsel (including allocated costs of internal counsel), of the Agent.

     (e) Mitigation. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would cause the Borrower to make any payment in respect of Taxes to such Lender or a payment in indemnification with respect to any Taxes, and in any event if so requested by the Borrower following such occurrence, such Lender shall promptly notify the Borrower in writing and use reasonable efforts to make, fund or maintain its affected Loan (or relevant part thereof) through another Lending Office if as a result thereof the additional amounts so payable by the Borrower would be avoided or materially reduced and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loan (or relevant part thereof) through such other Lending Office would not in any material respect be disadvantageous to such Lender or contrary to such Lender’s normal banking practices. Upon receipt by the Borrower from any Lender of such notice, Borrower may request a Replacement Lender pursuant to Section 6.07.

     (f) Specified Swap Contracts. Nothing contained in this Section 7.03 shall override any term or provision of any Specified Swap Contract regarding withholding taxes relating to Rate Contracts.

     SECTION 7.04 Non-Receipt of Funds. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any of the Lenders hereunder that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 7.05 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to a provision hereof providing for non-pro rata treatment) in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith advise the Agent of the receipt of such payment, and within five Business Days of such receipt purchase from the other Lenders (through the Agent), without recourse, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 7.05 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 7.05 shall be required to implement the terms of this Section 7.05. The Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 7.05 and shall in each case notify the Lenders following any such purchases.

ARTICLE VIII
CONDITIONS PRECEDENT

     SECTION 8.01 Conditions Precedent to the Effectiveness of the Amendment and Restatement. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent on or before the Amendment Closing Date:

     (a) Fees and Expenses. The Borrower shall have paid (i) all fees then due in accordance with Section 4.03 and (ii) unless waived by the Agent, all invoiced costs and expenses then due in accordance with Section 13.04(a).

     (b) Loan Documents. The Agent shall have received the following Loan Documents: (i) the Notes, executed by the Borrower; (ii) (in sufficient copies for each of the Lenders and the Borrower) counterparts of this Agreement, (iii) the Security Agreements, executed by each of the respective parties thereto, (iv) the consent of each Guarantor in substantially the form of Exhibit O, executed by each Guarantor, and (v) Deed of Trust in respect of the Provenance Property (the “Provenance Deed of Trust”), executed by the Borrower.

     (c) Documents and Actions Relating to Collateral. The Agent shall have received the following, in form and substance satisfactory to it and the Lenders:(i) evidence that all filings, registrations and recordations have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Collateral Agent on behalf of the Lenders, a perfected first priority Lien on the Provenance Property (subject to Permitted Liens), including evidence of recordation of the Provenance Deed of Trust (which may consist of a written or telephonic confirmation from the title insurance company) in the appropriate governmental office;

     (ii) a title insurance policy (or a binding commitment therefor) for the Provenance Deed of Trust (A) issued by a title insurance company of recognized standing satisfactory to the Agent, (B) in an amount and form satisfactory to the Agent, (C) naming the Collateral Agent, for the ratable benefit of the Lenders and the Senior Noteholders, as the insured thereunder, (D) insuring that the Provenance Deed of Trust insured thereby creates a valid first priority Lien on the Provenance Property, subject to no other Liens, other than Permitted Liens, and to no other exceptions, other than those satisfactory to the Agent, and (E) containing such endorsements and affirmative coverage as the Agent or any Lender (through the Agent) may reasonably request;

     (iii) form 110.5 endorsements from North American Title Company (or other forms acceptable to the Agent) to the existing mortgagee policies of title insurance issued by Lawyers Title Insurance Corporation in connection with the Original Closing insuring that each of the Deeds of Trust constitutes a valid first Lien on the property covered by each such Deed of Trust in favor of the Collateral Agent, as beneficiary or mortgagee on behalf of the Lenders and the Senior Noteholders, subject to no other Liens, other than Permitted Liens, and subject only to exceptions acceptable to the Agent (it being understood and agreed that exceptions listed in the existing mortgage policies will be acceptable to the Agent), with such additional endorsements and affirmative insurance as the Agent or any Lender (through the Agent) may reasonably request;

     (iv) a completed Update Certificate of the Borrower, dated the Amendment Closing Date, for the period beginning on the Original Closing Date and ending on the Amendment Closing Date; and

     (v) received such appraisals, collateral audits, consents of landlords, estoppels from landlords, tenant subordination agreements and other documents and instruments in connection with the Collateral Documents as shall reasonably be deemed necessary by the Agent or any Lender.

     (d) Additional Closing Documents and Actions. The Agent shall have received the following, in form and substance satisfactory to it and the Lenders:

     (i) confirmation that all amounts due under the Existing Credit Agreement shall have been paid in full concurrently with the initial Credit Extension hereunder;

     (ii) evidence of completion to the satisfaction of the Agent and the Lenders of such investigations, reviews and audits with respect to the Borrower and the Guarantors and their respective operations as the Agent or any Lender may deem appropriate;

     (iii) evidence that all insurance required under this Agreement and the Collateral Documents is in full force and effect, together with all endorsements thereto required under this Agreement and the Collateral Documents;

     (iv) an environmental site assessment or other environmental review report and opinion with respect to the Premises subject to the Provenance Deed of Trust, dated as of recent date prior to the Amendment Closing Date, prepared by a qualified environmental consulting firm acceptable to the Agent;

     (v) evidence that all (A) authorizations or approvals of any Governmental Authority and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained;

     (vi) (in sufficient copies for the Lenders) the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended;

     (vii) a completed Borrowing Base Certificate as of the end of the immediately preceding fiscal month, together with the related collateral reports, also as of such date, specified in Section 10.01(a)(viii);

     (viii) a completed Compliance Certificate, dated the Amendment Closing Date, demonstrating the Borrower’s compliance with the financial covenants set forth in Section 10.02 as of the end of the immediately preceding fiscal quarter, measured on a pro forma basis after giving effect to the Borrowings to be made hereunder on the Amendment Closing Date;

     (ix) a certificate of a Responsible Officer of the Borrower, dated the Amendment Closing Date, stating that (A) the representations and warranties contained in Section 9.01 and in the other Loan Documents are true and correct on and as of the date of such certificate as though made on and as of such date and (B) on and as of the Amendment Closing Date, no Default shall have occurred and be continuing or shall result from the initial Credit Extension; and

     (x) a certificate of a Responsible Officer of each Guarantor, dated the Amendment Closing Date, stating that the representations and warranties contained in Section 9 of the Guaranties and in the other Guarantor Documents are true and correct on and as of the date of such certificate as though made on and as of such date.

     (e) Corporate Documents. The Agent shall have received the following, in form and substance satisfactory to it and the Lenders:

     (i) certified copies of the Organization Documents of the Borrower, together with certificates as to good standing and tax status from the Secretary of State or other Governmental Authority, as applicable, of the Borrower’s state of incorporation, each dated as of a recent date prior to the Amendment Closing Date;

     (ii) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Closing Date, certifying (A) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and (B) the incumbency, authority and signatures of each officer of the Borrower authorized to execute and deliver the Loan Documents and act with respect thereto, upon which certificate the Agent and the Lenders may conclusively rely until the Agent shall have received a further certificate of the Secretary or an Assistant Secretary of the Borrower canceling or amending such prior certificate;

     (iii) certified copies of the Organization Documents of each Guarantor, together with certificates as to good standing and tax status from the Secretary of State or other Governmental Authority, as applicable, of the Guarantor’s state of incorporation or organization, as applicable, each dated as of a recent date prior to the Amendment Closing Date; and

     (iv) a certificate of the Secretary or Assistant Secretary of each Guarantor, dated the Amendment Closing Date, certifying (A) the resolutions of the Board of Directors or other governing body of the Guarantor authorizing the execution, delivery and performance of the Guarantor Documents and (B) the incumbency, authority and signatures of each officer of the Guarantor authorized to execute and deliver the Guarantor Documents and act with respect thereto, upon which certificate the Agent and the Lenders may conclusively rely until the Agent shall have received a further certificate of the Secretary or an Assistant Secretary of the Guarantor canceling or amending such prior certificate.

     (f) Legal Opinions. The Agent shall have received the opinion of Farella Braun and Martel LLP, counsel to the Borrower and the Subsidiary Guarantors, dated the Amendment Closing Date, in form and substance satisfactory to the Agent.

     (g) Senior Secured Note Documents. The Agent shall have received executed copies of amendments to the Senior Secured Note Documents, which shall be in form and substance reasonably satisfactory to the Agent and the Majority Lenders, and which shall (i) amend the financial covenants of the Senior Secured Note Documents to conform to the corresponding amendments made herein and (ii) consent to this Agreement and the transactions contemplated hereby.

     (h) Pro-Forma Debt to EBITDA Ratio. The ratio of (i) Consolidated Indebtedness plus six times Consolidated Rent Expense (measured on a rolling 4-quarter basis) to (ii) Consolidated EBITDA plus one times Consolidated Rent Expense (in each case, measured on a rolling 4-quarter basis), shall not be greater than 5.50 to 1.00, measured on a pro forma basis (after giving effect to the Borrowings to be made hereunder on the Amendment Closing Date) as of the last day of the immediately preceding fiscal quarter.

     SECTION 8.02 Conditions Precedent to All Credit Extensions. The obligation of each Lender to make any Credit Extension to be made by it hereunder (including its initial Credit Extension) is subject to the satisfaction of the following conditions precedent on the relevant Credit Extension date:

     (a) Notice. The Agent shall have received a Notice of Borrowing or Notice of Conversion or Continuation, as the case may be; or in the case of any issuance, amendment or renewal of any Letter of Credit, the Issuing Lender and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02.

     (b) Material Adverse Effect. On and as of the date of such Credit Extension, there shall have occurred no Material Adverse Effect since December 31, 2003.

     (c) Representations and Warranties; No Default. On the date of such Credit Extension date, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section 9.01 and in the other Loan Documents shall be true, correct and complete on and as of the date of such Credit Extension date as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from such Credit Extension. For purposes of this Section 8.02(c), clause (i) shall be deemed instead to refer to the last day of the most recent quarter and year for which financial statements have then been delivered in respect of the representation and warranty made in Section 9.01(p); clause (i) and shall not be deemed to refer to any other representations and warranties which relate solely to an earlier date (provided that such other representations and warranties shall be true, correct and complete as of such earlier date); and clause (i) shall take into account any amendments to the Schedules and other disclosures made in writing by the Borrower and the Guarantors to the Agent and the Lenders after the Amendment Closing Date and approved by the Agent and the Majority Lenders. The giving of any Notice of Borrowing or Notice of Conversion or Continuation, as the case may be, the submission of any L/C Application or L/C Amendment Application, and the acceptance by the Borrower of the proceeds of each Borrowing following the Amendment Closing Date, shall each be deemed a certification to the Agent and the Lenders that on and as of the date of such Credit Extension such statements are true.

     (d) Borrowing Base Certificate and Collateral Reports. The Borrower shall have delivered to the Agent the completed Borrowing Base Certificate, together with the related collateral reports, required under Section 10.01(a), and the statements contained therein shall be true, correct and complete on and as of the date of such Borrowing as though made on and as of such date. The giving of any Notice of Borrowing or Notice of Conversion or Continuation, as the case may be, the submission of any L/C Application or L/C Amendment Application, and the acceptance by the Borrower of the proceeds of a Borrowing, shall each be deemed a certification to the Agent and the Lenders that on and as of the date of the Credit Extension such statements are true, correct and complete.

     (d) Additional Documents. The Agent shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Agent or any Lender (through the Agent) may reasonably request.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

     SECTION 9.01 Representations and Warranties. The Borrower represents and warrants to each Lender and the Agent that:

     (a) Organization and Powers. Each of the Borrower and its Subsidiaries is a corporation, limited liability company or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Loan Documents.

     (b) Authorization; No Conflict. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which such Person is a party have been duly authorized by all necessary corporate action of such Person and do not and will not (i) contravene the terms of the Organization Documents of such Person or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Person is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting such Person; or (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties of such Person.

     (c) Binding Obligation. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Borrower and the Guarantors, enforceable against the Borrower and the Guarantors in accordance with their respective terms.

     (d) Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Borrower or the

Guarantors of any of the Loan Documents, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Collateral Agent on behalf of the Lenders.

     (e) No Defaults. Neither the Borrower nor any of its Subsidiaries is in default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound.

     (f) Title to Properties; Liens; Use. The Borrower and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property forming a part of the Collateral, there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens, and the use, ownership, maintenance and operation of each Premises by the Borrower or its Subsidiaries is in compliance in all material respects with all applicable Requirements of Law.

     (g) Litigation. Except as set forth on Schedule 5 hereto, there are no actions, suits or proceedings pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator which if determined adversely to the Borrower or any such Subsidiary would result in a Material Adverse Effect.

     (h) Compliance with Environmental Laws. Each of the Borrower and its Subsidiaries is in full compliance with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise. Neither the Borrower, any of its Subsidiaries nor to the best of the Borrower’s knowledge, after due and diligent inquiry and investigation, any previous owner, tenant, occupant, user or operator of the Premises, or any present tenant or other present occupant, user or operator of the Premises has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises, except in compliance with all applicable Environmental Laws. After due and diligent inquiry and investigation the Borrower has determined that no Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released or migrated on, under, at or from the Premises, nor have any of the Premises been used at any time by any Person as a landfill or waste disposal site. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances.

     (i) Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

     (j) ERISA.

     (i) The Borrower and all ERISA Affiliates have satisfied all applicable contribution requirements under Section 412(c)(11) of the Internal Revenue Code and have never sought a waiver under Section 412(d) of the Internal Revenue Code;

     (ii) no Termination Event has occurred and is continuing, or is reasonably expected to occur;

     (iii) the aggregate amount of Unfunded Accrued Benefits under all Pension Plans (excluding in such computation Pension Plans with assets greater than accrued benefits) does not exceed $1,500,000;

     (iv) there is no condition or event under which the Borrower, any ERISA Affiliate, or any Plan maintained by the Borrower or any ERISA Affiliate could be subject to any risk of material liability under ERISA or the Internal Revenue Code, regardless of whether the Borrower or any ERISA Affiliate engaged in a transaction giving rise to the liability;

     (v) neither the Borrower nor any ERISA Affiliate has unfunded, contingent liability that exceeds $1,500,000 with respect to Plans that provide post-retirement welfare benefits; and

     (vi) all Plans maintained by, or contributed to by, the Borrower or any ERISA Affiliate comply in all material respects, and have been administered in material compliance with, the requirements of applicable law (including, if applicable, foreign law, ERISA and the Internal Revenue Code), and in accordance with each Plan’s terms.

     (k) Subsidiaries. The name, capital structure and ownership of each Subsidiary of the Borrower on the date of this Agreement are as set forth in Schedule 6. All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable. Except as set forth in such Schedule, on the date of this Agreement the Borrower has no equity interest in any Person.

     (l) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U of the FRB). No part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in accordance with the provisions of Regulations T, U, and X of the FRB.

     (m) Taxes. Each of the Borrower and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

     (n) Patents and Other Rights. Each of the Borrower and its Subsidiaries possesses all permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and neither the Borrower nor any such Subsidiary is in violation of any rights of others with respect to the foregoing.

     (o) Insurance. The properties of the Borrower and its Subsidiaries are insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Borrower or such Subsidiary operates.

     (p) Financial Statements. (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of operations of the Borrower and its Subsidiaries for the periods covered by such statements, in each case in accordance with GAAP consistently applied. (ii) Since December 31, 2003, there has been no Material Adverse Effect.

     (q) Liabilities. Neither the Borrower nor any of its Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection (p), in the notes thereto or otherwise disclosed in writing to the Lenders.

     (r) Labor Disputes, Etc. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no Event of Loss has occurred with respect to any assets or property of the Borrower or any of its Subsidiaries, which may result in a Material Adverse Effect.

     (s) Solvency. Each of the Borrower and its Subsidiaries is Solvent.

     (t) Disclosure. None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date of such representations and warranties, and none of the statements or other information contained in each exhibit, report, certificate or written statement furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent and the Lenders in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading, as of the time made or delivered; provided that to the extent any such exhibit, report, certificate or written statement was based upon or constitutes a forecast or projection, the Borrower represents only that it has acted in good faith and utilized reasonable assumptions and due care in the preparation of such exhibit, report, certificate or written statement (it being understood that forecasts and projections by their nature involve approximations and uncertainties).

ARTICLE X
COVENANTS

     SECTION 10.01 Reporting Covenants. So long as any of the Obligations shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower agrees that:

     (a) Financial Statements and Other Reports. The Borrower shall furnish to the Agent in sufficient copies for distribution to the Lenders:

     (i) as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated and, as to statements of income only, consolidating statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

     (ii) as soon as available and in any event within 90 days after the end of each fiscal year, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and, as to statements of income only, consolidating statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, and (A) in the case of such consolidated financial statements, accompanied by an audit report thereon of Moss Adams LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Majority Lenders, which report shall not be qualified as to (1) going concern, or (2) any limitation in the scope of the audit, and (B) in the case of such consolidating financial statements, certified by a Responsible Officer of the Borrower;

     (iii) together with the financial statements required pursuant to clauses (i) and (ii), a Compliance Certificate of a Responsible Officer as of the end of the applicable accounting period;

     (iv) together with the financial statements required pursuant to clause (ii), an Update Certificate of a Responsible Officer as of the end of the applicable fiscal year;

     (v) promptly upon receipt thereof, copies of all reports submitted to the Borrower by its independent certified public accountants in connection with each annual, interim or special audit examination of the Borrower and its Subsidiaries made by such accountants, including the “management letter” submitted by such accountants to the Borrower in connection with their annual audit;

     (vi) as soon as available and in any event not less than 30 days prior to the start of each fiscal year, a consolidated financial forecast for the Borrower and its Subsidiaries for the following fiscal year and each fiscal year thereafter through the Final Maturity Date, including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries which forecast shall (A) state the assumptions used in the preparation thereof, (B) contain such other information as reasonably requested by the Agent or the Majority Lenders and (C) be in form reasonably satisfactory to the Agent and the Majority Lenders;

     (vii) as soon as available and in any event not less than 30 days prior to the start of each fiscal year, budgets of the Borrower and its Subsidiaries for each quarter of the following fiscal year, which budgets shall (A) state the assumptions used in the preparation thereof, (B) be in form satisfactory to the Agent and the Majority Lenders, and (C) be accompanied by a statement of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s knowledge, such budgets are a reasonable and good-faith estimate for the period covered thereby;

     (viii) as soon as available and in any event not later than the last Business Day of each fiscal month, (A) a completed Borrowing Base Certificate, (B) full and complete reports with respect to the Receivables, including information as to concentration, aging, identity of Receivable Debtors, letters of credit securing Receivables, disputed Receivables and other matters, as the Agent shall reasonably request, and (C) a detailed schedule of the Borrower’s Inventory, each as of the end of the immediately preceding fiscal month and in form and substance reasonably satisfactory to the Agent;

     (ix) promptly after the same are released, copies of all press releases; and

     (x) promptly after the giving, sending or filing thereof, copies of all reports, if any, which the Borrower or any of its Subsidiaries sends to the holders of its respective capital stock or other securities and of all reports or filings, if any, by the Borrower or any of its Subsidiaries with the SEC or any national securities exchange.

As to any information contained in materials furnished pursuant to clause (x), the Borrower shall not be separately required to furnish such information under clause (i) or (ii), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (i) and (ii) at the times specified therein. Additionally, reports required to be delivered pursuant to clauses (i), (ii) or (x) of subsection 10.01(a) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such reports, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed on Schedule 2; or (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant website to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent), if any, on the Borrower’s behalf; provided that: (A) the Borrower shall deliver paper copies of such reports to the Agent or any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Agent or such Lender; (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such reports and provide to the Agent by email electronic versions (i.e. soft copies) of such reports; and (C) in every instance the Borrower shall provide paper copies of the Compliance Certificates required by clause (iii) above to the

Agent and each of the Lenders. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

     (b) Additional Information. The Borrower will furnish to the Agent:

     (i) promptly after the Borrower has knowledge or becomes aware thereof, notice of the occurrence of any Event of Loss with respect to its property or assets aggregating $1,500,000 (or its equivalent in another currency) or more;

     (ii) promptly after the Borrower has knowledge or becomes aware thereof, notice of the occurrence or existence of any Default;

     (iii) promptly after any Person becomes a Subsidiary of the Borrower (whether by acquisition or otherwise), prompt written notice thereof;

     (iv) prompt written notice of (A) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in environmental liability under Environmental Laws, and (B)(1) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Substances required to be reported to any Governmental Authority under applicable Environmental Laws, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to (1) Environmental Laws or Hazardous Substances or (2) any other Requirement of Law that, in the case of this clause (2), may have a Material Adverse Effect;

     (v) prompt written notice of all actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries which (A) if adversely determined would involve an aggregate uninsured liability of $1,500,000 (or its equivalent in another currency) or more, or (B) otherwise may have a Material Adverse Effect;

     (vi) promptly after the Borrower has knowledge or becomes aware thereof, (A) notice of the occurrence of any Termination Event, together with a copy of any notice of such Termination Event to the PBGC, and (B) the details concerning any action taken or proposed to be taken by the IRS, PBGC, Department of Labor or other Person with respect thereto;

     (vii) the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 10.03(c);

     (viii) within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to subsection (a), notice of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

     (ix) promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect;

     (x) upon the request from time to time of the Agent or any Lender (through the Agent), the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Rate Contracts to which the Borrower or any of its Subsidiaries is party;

     (xi) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

     (xii) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower or its Subsidiaries (including with respect to the Collateral) as any Lender (through the Agent) may from time to time reasonably request.

     Each notice pursuant to this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto.

     SECTION 10.02 Financial Covenants. So long as any of the Obligations shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower agrees that:

     (a) Leverage Ratio. The Borrower shall maintain a ratio of (a) Consolidated Indebtedness plus six times Consolidated Rent Expense (measured on a rolling 4-quarter basis) to (b) Consolidated EBITDA plus one times Consolidated Rent Expense (in each case, measured on a rolling 4-quarter basis) (such ratio, the “Leverage Ratio”) as of the last day of each fiscal quarter of not more than (i) 5.50 to 1.00 for the second fiscal quarter of 2004, each fiscal quarter of 2005, and the first fiscal quarter of 2006, (ii) 5.00 to 1.00 for the second and third fiscal quarters of 2006, (iii) 4.50 to 1.00 for the fourth fiscal quarter of 2006 and the first fiscal quarter of 2007 and (iv) 3.50 to 1.00 for the second fiscal quarter of 2007 and each fiscal quarter ending thereafter.

     (b) Minimum Consolidated Tangible Net Worth. The Borrower shall maintain Consolidated Tangible Net Worth at all times of not less than $76,000,000 plus the Net Issuance Proceeds received by the Borrower or any Subsidiary from the sale or issuance of equity securities to any Person other than the Borrower or any Subsidiary plus the Net Issuance Proceeds received by the Borrower or any Subsidiary from the sale or issuance of Subordinated Debt to any Person other than the Borrower or any Subsidiary plus 75% of positive Consolidated Net Income, if any, for each fiscal quarter elapsed after December 31, 2001.

     (c) Interest Coverage Ratio. The Borrower shall maintain a ratio of Consolidated EBIT to Consolidated Interest Expense, for each period of four consecutive fiscal quarters then ended, of not less than (i) 1.05 to 1.00 as of the last day of the second and third fiscal quarters of 2004, (ii) 1.25 to 1.00 as of the last day of the fourth fiscal quarter of 2004, each fiscal quarter of 2005, and the first and second fiscal quarters of 2006, (iii) 1.50 to 1.00 as of the last day of the third and fourth fiscal quarters of 2006, (iv) 2.00 to 1.00 as of the last day of the first and second fiscal quarters of 2007, (v) 2.50 to 1.00 as of the last day of the third fiscal quarter of 2007, (vi) 3.00 to 1.00 as of the last day of the fourth fiscal quarter of 2007 and (vii) 3.50 to 1.00 as of the last day of the first fiscal quarter of 2008 and each fiscal quarter ending thereafter.

     (d) Fixed Charge Coverage Ratio. The Borrower shall maintain a ratio of (a) Consolidated EBITDA to (b) the sum of Consolidated Interest Expense plus regularly scheduled principal payments on Indebtedness (including such payments attributable to Capital Leases) plus cash income taxes plus cash dividends, of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, for each period of four consecutive fiscal quarters then ended of not less than (i) 1.10 to 1.00 as of the last day of the second fiscal quarter of 2004 through the last day of the first fiscal quarter of 2007 and (ii) 1.25 to 1.00 as of the last day of the second fiscal quarter of 2007 and each fiscal quarter ending thereafter.

     (e) Capital Expenditures. (i) The Borrower shall not, and shall not permit any of its Subsidiaries to, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any new wine barrels where such expenditure exceeds, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year Ending	Amount
2004	$5,500,000
2005	$6,000,000
2006	$6,500,000
2007	$7,000,000
2008	$7,500,000
2009	$8,000,000
2010	$8,500,000

     (ii) The Borrower shall not, and shall not permit any of its Subsidiaries to, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital assets (excluding those assets set out in clause (i) above), where such expenditure exceeds, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year Ending	Amount
2004	$5,000,000
2005	$4,500,000
2006	$6,000,000
2007	$3,000,000
2008	$2,500,000
2009	$2,500,000
2010	$3,000,000

provided, however, that in respect of clauses (i) and (ii) above, so long as no Default or Event of Default has occurred and is continuing or would result from such expenditure, any portion of any such amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year, but may not be carried over for expenditure in any fiscal year thereafter.

The financial covenants set forth in subsections 10.02(a) (captioned “Leverage Ratio”), 10.02(c) (captioned “Interest Coverage Ratio”) and 10.02(d) (captioned “Fixed Charge Ratio”) shall be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

     SECTION 10.03 Additional Affirmative Covenants. So long as any of the Obligations shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower agrees that:

     (a) Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with transactions permitted by Section 10.04.

     (b) Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     (c) Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Borrower or such Subsidiary operates, including fire, extended coverage, business interruption, public liability, property damage and worker’s compensation. Insurance on the Collateral shall name the Collateral Agent, for the ratable benefit of the Lenders as their interests may appear, as additional insured and as loss payee. Upon the request of the Agent or any Lender, the Borrower shall furnish the Agent from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. The Borrower shall also furnish to the Agent from time to time upon the request of the Agent or any Lender a certificate of the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this subsection. All insurance policies required under this subsection shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed without at least 30 days’ prior written notice to the Borrower and the Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Agent to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this subsection (c) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower.

     (d) Keeping of Records and Books of Account. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

     (e) Inspection Rights. The Borrower shall upon reasonable notice at any reasonable time during normal business hours and from time to time (i) permit the Agent and the Lenders or any of their respective agents or representatives to visit and inspect any of the properties of the Borrower and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Borrower and any such Subsidiary with any of the officers, employees or accountants of the Borrower or such Subsidiary, and (ii) permit the Agent or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Agent or the Majority Lenders shall deem appropriate, in each case, at the expense of the Borrower; provided, however, that other than during the occurrence and continuation of an Event of Default, the Borrower shall not be required to pay for more than one such inspection or audit during any 12-month period.

     (f) Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.

     (g) Maintenance of Properties, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations or companies in similar businesses and of similar character and size, ordinary wear and tear excepted.

     (h) Licenses. The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

     (i) Action Under Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Substance other than Hazardous Substances customarily used in businesses such as Borrower’s, which Hazardous Substances are used in strict compliance with all applicable Environmental Laws, or the existence of any environmental liability under applicable Environmental Laws with respect to the Premises, take all actions, at their cost and expense, as shall be necessary or reasonably advisable to investigate and clean up the condition of the Premises, including all removal, containment and remedial actions, and restore the Premises to a condition in compliance with applicable Environmental Laws. Nothing in this Section 10.03(i) is intended to limit, derogate or otherwise reduce the rights of the Collateral Agent and the Lenders under the Deeds of Trust with respect to Environmental Laws.

     (j) Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for general corporate purposes not in contravention of any Requirement of Law and to repay amounts owing under the Existing Credit Agreement.

     (k) Additional Subsidiaries. (i) Promptly after the date the Borrower incorporates, creates or acquires any additional Subsidiary and, in any event, within ten Business Days of such incorporation, creation or acquisition, the Borrower shall cause such Subsidiary to execute and deliver to the Agent (i) an accession agreement, as provided for in Section 22 of the Security Agreement, (ii) an accession agreement, as provided for in Section 26 of the Guaranty of the Subsidiary Guarantors other than Edna Valley Vineyard, (iii) any UCC-1 financing statements which are required by the Collateral Agent or the Agent for filing in each jurisdiction in which such filing is necessary to perfect the security interest of the Collateral Agent in the Collateral of such Subsidiary and (iv) such other items as reasonably requested by the Agent in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports and other certificates and documents.

     (l) Proceeds of Events of Loss. All proceeds paid to the Borrower or any Subsidiary on account of any Event of Loss in excess of $1,500,000 shall be deposited or otherwise held in a deposit account or securities account in respect of which the Collateral Agent holds a perfected first priority Lien (subject only to Permitted Liens), for the ratable benefit of the Lenders as their interests may appear, pending the application of such proceeds to repay the Loans as provided in Section 5.03(b) or to repair, replace or reconstruct the property affected by the Event of Loss.

     (m) Conversion of Shareholder Subordinated Debt to Equity. Not later than August 27, 2004, the Borrower shall cause the outstanding principal amount of the Shareholder Subordinated Debt and all interest accrued thereon to be converted into common stock of the Borrower pursuant to a non-cash transaction permitted under subsection 10.04(j).

     (n) Further Assurances and Additional Acts. The Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Agent or the Majority Lenders shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Agent with evidence of the foregoing satisfactory in form and substance to the Agent or the Majority Lenders.

     SECTION 10.04 Negative Covenants. So long as any of the Obligations shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower agrees that:

     (a) Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:

     (i) Indebtedness of the Borrower and its Subsidiaries to the Lenders hereunder;

     (ii) Indebtedness of the Borrower and its Subsidiaries existing on the Amendment Closing Date and set forth in Schedule 3 or extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase;

     (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

     (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Borrower or any such Subsidiary in the ordinary course of business;

     (v) Indebtedness under the Senior Secured Notes and any renewal, extension or refinancing of the Senior Secured Notes; provided that any such renewal, extension or refinancing shall be at (or less than) then prevailing interest rates and be on terms substantially similar to the terms which govern the Senior Secured Notes on the Original Closing Date or on terms which are more favorable to the Borrower than such governing terms existing on the Original Closing Date; and provided further that the aggregate principal amount thereof shall not exceed $30,000,000 at any time outstanding;

     (vi) Indebtedness under the Senior Secured Note Guaranties;

     (vii) Guaranty Obligations not to exceed $1,000,000 in the aggregate at any time outstanding;

     (viii) Rate Contracts entered into in the ordinary course of business;

     (ix) unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $3,000,000 at any time outstanding;

     (x) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in clause (ix) of the definition of Permitted Liens set forth in Section 1.01 and other Indebtedness secured by Liens within the limitations set forth in clause (x) of the definition of Permitted Liens set forth in Section 1.01, or, in each case, extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase, and provided further that the aggregate principal amount of all such Indebtedness does not exceed $16,000,000 at any time outstanding;

     (xi) (A) until August 27, 2004, Indebtedness under the Shareholder Subordinated Debt in an aggregate principal amount not to exceed $11,000,000; and (B) other Indebtedness subordinated to the Obligations on terms satisfactory to the Majority Lenders in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

     (xii) Indebtedness of the Borrower to any of its wholly owned Subsidiaries or of any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries.

     (b) Liens; Negative Pledges.

     (i) The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

     (ii) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist any negative pledge or similar agreement (other than pursuant to this Agreement, any other Loan Document and the Senior Secured Note Documents) prohibiting or conditioning the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired; provided, however, that this subsection shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under subsection 10.04(a)(x) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

     (c) Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

     (d) Restrictions on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:

     (i) any of the Borrower’s wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Borrower’s wholly owned Subsidiaries that is a Guarantor or to the Borrower and in connection therewith such Subsidiary may be liquidated or dissolved;

     (ii) the Borrower or any of its Subsidiaries may sell or dispose of assets in accordance with the provisions of subsection (e); and

     (iii) the Borrower or any of its Subsidiaries may make any investment permitted by subsection (f).

     (e) Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except sales or other dispositions of any of the following:

     (i) any inventory in the ordinary course of business;

     (ii) any Permitted Investments;

     (iii) any assets which have become worn out or obsolete or which are promptly being replaced, in the ordinary course of business;

     (iv) any assets by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or to the Borrower; and

     (v) any other assets to the extent not otherwise permitted under this subsection (e); provided that such assets do not constitute the Primary Trademarks or Substantial Assets and such sale or disposition is made for fair market value; and provided further that (A) at the time of any such sale or disposition, no Event of Default shall exist or shall result therefrom, (B) the aggregate sales price from such sale or disposition shall be paid in cash, and (C) no dispositions of accounts or notes receivable shall be permitted hereunder.

For purposes of clause (v) a sale, lease, transfer or other disposition of assets shall be deemed to be of “Substantial Assets” if such assets, when added to all other assets sold, leased, transferred or otherwise disposed of during the same fiscal year (other than assets sold in the ordinary course of business), shall exceed 5% of the Borrower’s Consolidated Total Assets determined as of the end of the most recently completed fiscal year.

     (f) Loans and Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock, assets, obligations or other securities of or any interest in any Person, or otherwise extend any credit to, guarantee the obligations of or make any additional investments in any Person, other than:

     (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

     (ii) investments by the Borrower in the capital stock of wholly-owned Subsidiaries, and extensions of credit by the Borrower to any of its wholly owned Subsidiaries or by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or the Borrower, in each case in the ordinary course of business;

     (iii) Permitted Investments;

     (iv) purchases of assets in the ordinary course of business;

     (v) additional purchases of or investments in joint ventures or the capital stock, assets, obligations or other securities of or interest in other Persons, provided that (A) immediately prior to and after giving effect to such purchase or investment, no Event of

Default shall have occurred and be continuing, (B) the aggregate cash and non-cash consideration for any such purchase or investment (or series of related purchases or investments) shall not exceed $5,000,000 without the prior written consent of the Majority Lenders, (C) after giving effect to such purchase or investment, the Borrower shall be in full pro forma compliance with each of the financial covenants set forth in subsections 10.02(a) through (f), measured as of the last day of the fiscal quarter then most recently ended, and (D) in the case of any Acquisition, the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

     (vi) employee loans and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto;

     (vii) Guaranty Obligations permitted under subsection (a); or

     (viii) extensions of credit by the Borrower to its Subsidiary Canoe Ridge Vineyard L.L.C., its Subsidiary SHW Equity Co. and/or its Subsidiary Edna Valley Vineyard outstanding on or after the Original Closing Date in an aggregate amount for all such extensions of credit not to exceed, without the prior written consent of the Majority Lenders in their sole discretion, the Maximum Intercompany Loan Amount at any time outstanding; provided that all such extensions of credit by the Borrower (i) to Canoe Ridge Vineyard L.L.C. shall not at any time outstanding exceed the Canoe Ridge Intercompany Loan Amount, (ii) to Edna Valley Vineyard shall not at any time outstanding exceed the Edna Valley Intercompany Loan Amount, and (iii) to SHW Equity Co. shall not at any time outstanding exceed the SHW Intercompany Loan Amount; and provided further that no Event of Default shall exist at the time of making any such credit extension or would result therefrom.

     (g) Sales and Leasebacks. The Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any other Person in connection with such lease, unless such sale or transfer is permitted under subsection (e)(vi).

     (h) Distributions. (i) (i) The Borrower shall not declare or pay any dividends in respect of the Borrower’s capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Borrower, except that the Borrower may:

     (A) declare and deliver dividends and distributions payable only in common stock of the Borrower;

     (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock;

     (C) declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash during any fiscal year if (1) after giving effect thereto the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made during any fiscal year is not in excess of 25% of Consolidated Net Income of the Borrower for the fiscal year immediately preceding the year in which such dividend, purchase, redemption, retirement or acquisition is paid or made and (2) immediately prior to and after giving effect thereto, no Default shall have occurred and be continuing; and

     (D) declare and pay the Wine Dividend Credits, provided that immediately prior to and after giving effect thereto, no Default shall have occurred and be continuing.

     (ii) The Borrower shall not permit any Subsidiary of the Borrower to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Borrower, or to pay any Indebtedness owed to the Borrower or transfer properties and assets to the Borrower.

     (i) Amendments of Certain Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of:

     (i) any provision of any agreement related to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated Debt) if the effect of such amendment, modification or waiver is to (A) increase the interest rate on such Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (B) alter the redemption, prepayment or subordination provisions thereof; (C) alter the covenants and events of default in a manner which would make such provisions more onerous or restrictive to the Borrower or such Subsidiary; or (D) otherwise increase the obligations of the Borrower or such Subsidiary in respect of such Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower, its Subsidiaries or the Lenders; and

     (ii) any provision of any of the Senior Secured Note Documents (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Senior Secured Notes) if the effect of such amendment, modification or waiver would be to (A) change to earlier dates the dates upon which principal and interest are due thereunder, (B) alter the redemption or prepayment provisions thereof, or (C) alter the provisions thereof relating to dispositions of collateral.

     (j) Redemption of Subordinated Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt. Notwithstanding the foregoing, the Borrower may from time to time satisfy all or any portion of the outstanding principal and accrued and unpaid interest in respect of any Subordinated Debt by exchanging common stock or Permitted Preferred Stock of the Borrower in satisfaction of such outstanding principal and accrued and unpaid interest pursuant to a non-cash transaction approved in good faith by the Board of Directors of the Borrower. The Borrower shall promptly notify the Agent of any such exchange.

     (k) Transactions with Related Parties. Except as set forth in Schedule 9 hereto, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds 5% or more of the equity securities, or 5% or more of the equity interest, thereof (a “Related Party”), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract which is in the ordinary course of the Borrower’s or such Subsidiary’s business and which is upon fair and reasonable terms not less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not a Related Party.

     (l) Hazardous Substances. The Borrower shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Substances, except in compliance with all applicable Environmental Laws.

     (m) Accounting Changes. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries, except to change the fiscal year of a Subsidiary acquired in connection with a permitted acquisition to conform its fiscal year to the Borrower’s.

     (n) Foreign Subsidiaries. The Borrower shall not directly or indirectly create or acquire any Foreign Subsidiary without the prior written consent of the Agent and the Majority Lenders.

ARTICLE XI
EVENTS OF DEFAULT

     SECTION 11.01 Events of Default. Any of the following events which shall occur shall constitute an “Event of Default”:

     (a) Payments. The Borrower shall fail to pay (i) any amount of principal of, or interest on, any Loan or Note or any amount of any L/C Obligation when due or (ii) any fee or other amount payable hereunder or under any of the other Loan Documents within three (3) Business Days after the same shall have become due.

     (b) Representations and Warranties. Any representation or warranty by the Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

     (c) Failure by Borrower to Perform Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 10.01, Section 10.02, subsections (a), (c), (e), and (m) of Section 10.03 or Section 10.04.

     (d) Failure by Borrower to Perform Other Covenants. The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 20 days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy).

     (e) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

     (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

     (g) Default Under Other Indebtedness. (i) The Borrower or any of its Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans or any Rate Contract) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,500,000 (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (iii) any facility or commitment available to the Borrower or any Subsidiary relating to Indebtedness in an aggregate amount at any one time of not less than $1,500,000 (or its equivalent in any other currency) is withdrawn, suspended or cancelled by reason of any default (however described) of the Borrower or such Subsidiary; or (iv) there occurs under any Rate Contract an Early Termination Date (as defined in such Rate Contract) resulting from (A) any event of default under such Rate Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Rate Contract) or (B) any Termination Event (as so defined) as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $1,500,000 (or its equivalent in another currency).

     (h) Judgments. (i) A final judgment or order for the payment of money in excess of $1,500,000 (or its equivalent in another currency) over the amount covered by third-party insurance shall be rendered against the Borrower or any of its Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against the Borrower or any such Subsidiary which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of 20 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

     (i) ERISA.

     (i) The Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements in an amount in excess of $1,500,000 under Section 412(c)(11) of the Internal Revenue Code, whether or not it has sought a waiver under Section 412(d) of the Internal Revenue Code; (ii) in the case of a Termination Event involving the withdrawal from a Pension Plan of a “substantial employer” (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the Borrower’s or an ERISA Affiliate’s proportionate share of that Pension Plan’s Unfunded Accrued Benefits is more than $1,500,000; (iii) in the case of a Termination Event involving the complete or partial withdrawal from a Multiemployer Plan, the Borrower or an ERISA Affiliate has incurred a withdrawal liability in an aggregate amount exceeding $1,500,000; (iv) in the case of a Termination Event not described in clause (ii) or (iii), the Unfunded Accrued Benefits of the relevant Pension Plan or Plans exceed $1,500,000; (v) a Plan of the Borrower or an ERISA Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code shall lose its qualification, and the loss can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $1,500,000 or more; (vi) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or an ERISA Affiliate shall result in a net increase in unfunded liabilities to the Borrower or an ERISA Affiliate in excess of $1,500,000; or (vii) the occurrence of any combination of events listed in clauses (ii) through (vi) that involves a net increase in aggregate Unfunded Accrued Benefits and unfunded liabilities in excess of $1,500,000.

     (j) Dissolution, Etc. The Borrower or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 10.04, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (j).

     (k) Material Adverse Effect. A Material Adverse Effect shall occur.

     (l) Change in Ownership or Control. A Change of Control shall occur.

     (m) Failure by Guarantor to Perform Covenants; Invalidity of Guaranties. Any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement contained in its Guaranty or any other Guarantor Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 20 days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy), or any “Event of Default” as defined in any Guaranty shall have occurred; or any Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

     (n) Environmental Indemnity. The Environmental Indemnity after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or the Borrower or any other Person shall deny that it has any further liability or obligation thereunder.

     (o) Subordination Provisions. The subordination or intercreditor provisions of the Intercreditor and Collateral Agency Agreement or of any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Indebtedness hereunder shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or such subordination or intercreditor provisions.

     (p) Collateral Documents. The Borrower or any other Person shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied for a period of 20 days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy), or any “Event of Default” as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or the Borrower or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby; or any title insurance coverage in respect of any material portion of the Collateral is disavowed or becomes ineffective.

     SECTION 11.02 Effect of Event of Default. If any Event of Default shall occur and be continuing, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders, (i) by notice to the Borrower, (A) require that the Borrower cash collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof), (B) declare the Commitments of the Lenders (other than their respective share of the L/C Commitment with respect to outstanding Letters of Credit) and any obligations of the Issuing Lender to issue, amend or renew Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (C) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the entire unpaid principal amount of the Loans and the Notes, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon such amount with respect to Letters of Credit, the Loans and the Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that if an event described in Sections 11.01(e) or 11.01(f) shall occur, the result which would otherwise occur only upon giving of notice by the Agent to the Borrower as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) instruct the Collateral Agent to exercise any or all of the Collateral Agent’s rights and remedies under the Collateral Documents and applicable law (subject to the Intercreditor and Collateral Agency Agreement), and (B) proceed to enforce all other rights and remedies available to the Agent and the Lenders under the Loan Documents and applicable law.

     SECTION 11.03 Application of Funds. After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth in Section 11.02), and except to the extent otherwise provided in the Intercreditor and Collateral Agency Agreement, any amounts received on account of the Obligations shall, unless a specific determination is made by the Agent and the Majority Lenders with respect thereto, be applied in the following order: (A) first, to any fees, costs, expenses and other amounts due the Agent (including interest thereon); (B) second, to any fees, costs, expenses and other amounts due the Lenders (excluding principal and interest); (C) third, to accrued and unpaid interest on any principal and other Obligations due the Lenders; (D) fourth, to principal due the Lenders; (E) fifth, to any cash collateral required hereunder; and (F) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE XII
THE AGENT

     SECTION 12.01 Authorization and Action. Each Lender hereby appoints Rabobank as Agent and authorizes the Agent to execute the Loan Documents and to take such action as agent on its behalf and to exercise such powers and perform such duties under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The duties and obligations of the Agent are strictly limited to those expressly provided for herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. As to any matters not expressly provided for by the Loan Documents (including enforcement of the Loan Documents or collection of any amounts due thereunder), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by reason of taking or continuing to take any such action, and that the Agent shall not in any event be required to take any action which exposes the Agent to liability or which is contrary to any Loan Document or applicable law. Nothing in any Loan Document shall, or shall be construed to, constitute the Agent a trustee or fiduciary for any Lender or the Issuing Lender. In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any Guarantor. Each Lender agrees that the Borrower shall be entitled to rely on any action purportedly taken by the Agent on behalf of the Lenders. Each Lender agrees that the Borrower shall have no liability for the Agent’s failure to properly distribute to the Lenders, as their interests may appear, any funds received by the Agent on behalf of the Lenders.

     SECTION 12.02 Limitation on Liability of Agent; Notices; Closing.

     (a) Limitation on Liability of Agent and Issuing Lender. None of the Agent/IB-Related Persons shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may treat a Lender as the holder of its Loans for all purposes hereof unless and until such Lender and its assignee shall have delivered to the Agent and the Borrower an Assignment and Assumption and the other conditions to assignment set forth in Section 13.09 shall have been satisfied; (ii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (iii) shall incur no liability to any Lender under or in respect of any Loan Document by acting upon any notice, consent, certificate, telegram, facsimile, electronic mail, telex or teletype message, statement or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty made or deemed to be made hereunder or under any other Loan Document. Further, the Agent (A) makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of any information, exhibit or report furnished under any Loan Document, for any statements, warranties or representations (whether written or oral) made or deemed made in or in connection with any Loan Documents; (B) shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower, the Guarantors or any other Person or to inspect the property, books or records of the Borrower, the Guarantors or any other Person; and (C) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of this Agreement or any other Loan Document or any of the Collateral.

     (b) Notices. Promptly upon receipt thereof, the Agent shall forward to each Lender originals or copies, as specified in this Agreement or any other Loan Document, of all agreements, instruments, opinions, financial statements, notices and other documents delivered by the Borrower, the Guarantors or any other Person to the Agent pursuant to any Loan

Document for distribution to the Lenders. Except for any of the foregoing expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     (c) Closing. For purposes of determining compliance with the conditions specified in Section 8.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Amendment Closing Date specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect on or prior to the Amendment Closing Date or, if any Borrowing on the Amendment Closing Date has been requested, the Lender shall not have made available to the Agent on or prior to the Amendment Closing Date the Lender’s Pro Rata Share of any Borrowing.

     SECTION 12.03 Agent and Affiliates. With respect to its Commitment, the Loans made by it, the Notes issued to it, Letters of Credit issued by it, and all other Obligations owing to it as a Lender, the Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, issue letters of credit for the account of, act as trustee under indentures of and generally engage in any kind of business with the Borrower, the Guarantors and any Affiliate thereof, all as if the Agent were not the Agent hereunder and without any duty to account therefor to the Lenders.

     SECTION 12.04 Notice of Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default hereunder (other than nonpayment of principal of or interest on the Loans or of any fees or any of its costs and expenses) unless the Agent has actual knowledge thereof or has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such event or condition and expressly stating that such notice is a “notice of default.” Should the Agent receive such notice of the occurrence of a Default, the Agent shall promptly give notice thereof to the Lenders. The Agent thereupon shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

     SECTION 12.05 Non-Reliance on Agent and Issuing Lender. Each Lender has itself been, and will continue to be, based on such documents and information as it has deemed appropriate, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower or any of its Subsidiaries and the nature and value of any of the Collateral.

Accordingly, each Lender confirms to the Agent and the Issuing Lender that it has not relied, and will not hereafter rely, on the Agent or the Issuing Lender (i) to check or inquire on such Lender’s behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with the Loan Documents or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent or the Issuing Lender), or (ii) to assess or keep under review on such Lender’s behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, any Subsidiary or the nature or value of any of the Collateral.

     SECTION 12.06 Indemnification. The Lenders agree to indemnify each Agent/IB Related Person (to the extent not reimbursed by the Borrower), ratably in accordance with the respective Pro Rata Shares of the Lenders, against and hold each of them harmless from any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to such Agent/IB Related Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against such Agent/IB Related Person, in any way relating to or arising out of the Loan Documents, the use or intended use of the proceeds of the Loans or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent/IB Related Person in connection with any of the foregoing; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent/IB Related Person. Without limitation of the foregoing, each Lender agrees to reimburse each Agent/IB Related Person promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses or other charges incurred by such Agent/IB Related Person and payable by the Borrower pursuant to Section 13.04(a) or any other Loan Document to the extent that such Agent/IB Related Person is not reimbursed for such expenses or charges by the Borrower (without prejudice to the Borrower’s obligation to so reimburse such Agent/IB Related Person).

     SECTION 12.07 Delegation of Duties. The Agent may, in its discretion, employ from time to time one or more agents or attorneys-in-fact (including any of the Agent’s Affiliates) to perform any of the Agent’s duties under the Loan Documents. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     SECTION 12.08 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent from among the Lenders, and the Lenders shall use their best efforts so to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, prior to the effective date of the retiring Agent’s resignation, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Upon the effectiveness of the acceptance of any appointment as Agent hereunder by a successor Agent, (i) the Borrower shall be promptly notified and (ii) such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. The appointment of a successor Agent (other than a successor by operation of law) shall be subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed), unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower to the appointment of a successor Agent shall be required.

     SECTION 12.09 Collateral Matters.

     (a) Authorization. The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to the Collateral Documents or protect and preserve the Collateral Agent’s ability to enforce the Liens or realize upon the Collateral.

     (b) Collateral Releases. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any Collateral Document; (iii) constituting property in which the Borrower or its Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary under a lease permitted hereunder; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section 13.01. Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.09, provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 12.09.

     SECTION 12.10 Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower or any Guarantor) shall be entitled and empowered, by intervention in such Insolvency Proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.08, 4.03 and 13.04) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.03 and 13.04. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

     SECTION 12.11 Lead Arranger. The Lender identified on the facing page or signature pages of this Agreement as a “lead arranger” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, such Lender shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on such Lender in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIII
MISCELLANEOUS

     SECTION 13.01 Amendments and Waivers. Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Borrower (and/or any other party thereto, as applicable), the Agent and the Majority Lenders (or the Agent with the written consent of the Majority Lenders); and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or the Agent with the consent of the Majority Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing provisions of this Section 13.01, any term or provision of any such other Loan Document may be amended without the agreement or consent of, or prior notice to, the Borrower or other party thereto, to the extent such Loan Document provides for amendments without the agreement or consent of, or notice to, the Borrower or such other party, and any term or provision of Article XII may be amended without the agreement or consent of, or prior notice to, the Borrower; and, unless in writing and signed by all of the Lenders (or by the Agent with the written consent of all the Lenders), no amendment, waiver or consent shall do any of the following:

     (A) increase the amount, or extend the stated expiration or termination date, of the Commitments of the Lenders;

     (B) reduce the principal of, or interest on, the Loans or any fee or other amount payable to the Lenders hereunder, or change the manner of computation of any financial covenant or related definition used in determining the Applicable Fee Amount or Applicable Margin that would result in a reduction of any interest rate on any Loan; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the default rate of interest as determined under Section 4.02 or to waive any obligation of the Borrower to pay interest at the default rate of interest;

     (C) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or any fee or other amount payable to the Lenders hereunder;

     (D) change the definition of “Majority Lenders” or any definition or provision of this Agreement requiring the approval of Majority Lenders or some other specified amount of Lenders;

     (E) consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents;

     (F) release any Guaranty or any material portion of the Collateral except as contemplated herein and in the Collateral Documents relating thereto;

     (G) amend, modify or waive the provisions of Section 7.01, 7.05 or 13.07; or

     (H) amend, modify or waive the provisions of this Section 13.01; and

provided further, however, that no amendment, waiver or consent (1) shall, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Agent under any Loan Document; (2) shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Collateral Agent under any Loan Document; (3) shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any L/C-Related Document to which it is a party; or (4) shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Swingline Lender under any Loan Document; provided further, that the Fee Letter and documents evidencing Specified Swap Contracts may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto; and provided further, however, that, for the avoidance of doubt, it is agreed and acknowledged by and among the Agent, the Borrower and the Lenders that, subject to the immediately preceding proviso, the provisions of subsection 5.03(b) may be amended or waived with the written consent of the Agent, the Borrower and the Majority Lenders.

     SECTION 13.02 Notices.

     (a) Notices. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including, unless the context expressly otherwise provides, by facsimile transmission and, subject to subsection (c), by electronic mail) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses, facsimile numbers or email addresses set forth in Schedule 2 or in any Administrative Questionnaire, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile transmission or electronic mail, when sent; provided, however, that notices and communications to the Agent shall not be effective until actually received by the Agent, and notices to the Issuing Lender pursuant to Article III shall not be effective until actually received by the Issuing Lender.

     (b) Facsimile and Telephonic Notice. The Borrower acknowledges and agrees that the agreement of the Agent and the Lenders herein and in any other Loan Document to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans, the drawings under Letters of Credit and the other Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     (c) Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     SECTION 13.03 No Waiver; Cumulative Remedies. No failure on the part of the Agent, any Lender or the Collateral Agent to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Agent, any Lender or the Collateral Agent.

     SECTION 13.04 Costs and Expenses; Indemnification.

     (a) Costs and Expenses. The Borrower agrees to pay on demand, whether or not the transactions contemplated hereby shall be consummated:

     (i) the reasonable out-of-pocket costs and expenses of the Agent, the Issuing Lender and any of their respective Affiliates, and the reasonable fees and disbursements of counsel to the Agent and the Issuing Lender (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery, syndication (including out-of-

pocket expenses in connection with the use of IntraLinks) and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof;

     (ii) all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, environmental inspection, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Agent or any of its Affiliates in connection with the Loan Documents or the Collateral; and

     (iii) all costs and expenses of the Agent, the Issuing Lender, their respective Affiliates and the Lenders, and fees and disbursements of counsel (including allocated costs of internal counsel), in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any Insolvency Proceeding, and (D) the preservation of and realization upon any of the Collateral, including any losses, costs and expenses sustained by the Agent, the Issuing Lender and any Lender as a result of any failure by the Borrower or any Guarantor to perform or observe its respective obligations contained in the Loan Documents.

     (b) Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify each Agent/IB Related Person, each Lender and any Affiliates, directors, officers, employees, agents, counsel and other advisors (collectively, the “Related Persons”) of any Lender (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) by any Governmental Authority or other third party in any way relating to or arising out of any of the Loan Documents, the Letters of Credit, the use or intended use of the proceeds of the Loans or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, or (iii) in any way relating to or arising out of the use, generation, manufacture, installation, treatment, storage or presence, or the spillage, leakage, leaching, migration, dumping, deposit, discharge, disposal or release, at any time, of any Hazardous Substances on, under, at or from any Premises, including any personal injury or property damage suffered by any Person, and any investigation, site assessment, environmental audit, feasibility study, monitoring, clean-up, removal, containment, restoration, remedial response or remedial work undertaken by or on behalf of the any Indemnified Person at any time, voluntarily or involuntarily, with respect to the Premises (the “Indemnified Liabilities”); provided that the Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     (c) Other Charges. The Borrower agrees to indemnify the Agent and each of the Lenders against and hold each of them harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

     (d) Obligations Under Existing Credit Agreement. All rights of the Agent and the Lenders in respect of any indemnification and otherwise for reimbursement or payment of any losses, costs, charges, expenses or disbursements (including fees and disbursements of counsel) under or in respect of the Existing Credit Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 13.05 Right of Set-Off. Upon the occurrence and during the continuance of any Event in Default, each Lender hereby is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (through the Agent) after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE BORROWER OR ANY SUBSIDIARY GUARANTOR HELD OR MAINTAINED BY THE LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE AGENT AND THE MAJORITY LENDERS.

     SECTION 13.06 Survival. All covenants, agreements, representations and warranties made in any Loan Document shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Credit Extensions and the execution and delivery of the Notes, and shall continue in full force and effect so long as the Lenders have any Commitments, any Loans or Letters of Credit remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act under any Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Borrower under Sections 6.02, 6.03, 7.03 and 13.04, and of the Lenders under Sections 7.03 and 12.06, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans, the termination of the Letters of Credit and the termination of the Commitments.

     SECTION 13.07 Obligations Several. The obligations of the Lenders under the Loan Documents are several. The failure of any Lender or the Agent to carry out its obligations thereunder shall not relieve any other Lender or the Agent of any obligation thereunder, nor shall any Lender or the Agent be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder or thereunder. Nothing contained in any Loan Document shall be deemed to cause any Lender or the Agent to be considered a partner of or joint venturer with any other Lender or Lenders, the Agent, the Guarantors or the Borrower.

     SECTION 13.08 Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person (other than any Agent/IB Related Persons and any Related Persons of the Lenders) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

     SECTION 13.09 Binding Effect; Assignment.

     (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Issuing Lender and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Issuing Lender, the Agent and each Lender and their respective successors and assigns.

     (b) Assignment. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an Eligible Assignee in accordance with the provisions of subsection (b)(i), (ii) by way of participation in accordance with the provisions of subsection (b)(iii) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (b)(v) (and any other attempted assignment or transfer by any party hereto shall be null and void).

     (i) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b)(i), participations in L/C Obligations) at the time owing to it); provided that (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (b)(vi)) with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,500,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this sub-clause (B) shall prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; (C) any assignment of any Commitments must be approved by the Agent and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (D) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Agent pursuant to subsection (b)(ii), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article VI and Sections 7.03 and 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b)(i) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (b)(iii).

     (ii) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

     (iii) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which would require unanimous consent as described in the second proviso to Section 13.01 that directly affects such Participant. Subject to subsection (b)(iv), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.02, 6.03, 7.03 and 13.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b)(i). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a Lender, provided such Participant agrees to be subject to Section 7.05 as though it were a Lender.

     (iv) A Participant shall not be entitled to receive any greater payment under Section 6.02, 6.03 or 7.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 7.03(d) as though it were a Lender.

     (v) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (vi) As used herein, the following terms have the following meanings:

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent and the Issuing Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     SECTION 13.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     SECTION 13.11 Submission to Jurisdiction. The Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the State of New York for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

     Nothing in this Section 13.11 shall limit the right of the Agent, the Lenders or the Collateral Agent to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

     SECTION 13.12 Waiver of Jury Trial. THE BORROWER, THE LENDERS AND THE AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. A COPY OF THIS SECTION 13.12 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT. THIS SECTION 13.12 MAY NOT BE AMENDED, MODIFIED, TERMINATED OR WAIVED EXCEPT BY A WRITING WHICH MAKES SPECIFIC REFERENCE TO THIS SECTION 13.12.

     SECTION 13.13 Limitation on Liability. No claim shall be made by the Borrower or its Affiliates against any Agent/IB Related Person, or the Lenders or any of their respective Related Persons, for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     SECTION 13.14 Confidentiality. Each Lender, the Issuing Lender and the Agent shall hold all non-public information relating to the Borrower and its Subsidiaries obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature, which in no event shall be less protective than the procedures such Lender, Issuing Lender or Agent employs with respect to its own confidential information of a like kind and no less protective than is required by applicable laws, including U.S. federal securities laws and regulations governing the disclosure and use of material non-public information, except for: (i) disclosure to its Affiliates or to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution or performance of the Loan Documents; (ii) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant of all or part of its Loans or any participation therein, as provided in Section 13.09(b), subject to an agreement containing provisions substantially the same as those in this section; (iii) disclosure as may be required or requested by any Governmental Authority or representative thereof or pursuant to legal process; (iv) disclosure to any Person and in any proceeding necessary in such Lender’s, the Issuing Lender’s or the Agent’s judgment to protect its interests in connection with any claim or dispute involving such Lender, the Issuing Lender or the Agent; (v) disclosure to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to any Obligations; (vi) disclosure to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; and (vii) any other disclosure with the prior written consent of the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Prior to any disclosure by any Lender, the Issuing Lender or the Agent of such non-public information permitted under clause (iii) (other than in connection with an examination of the financial condition of such Lender, the Agent or any of their Affiliates by any Governmental Authority), it shall, if permitted by applicable laws or judicial order, notify the Borrower of such pending disclosure. In no event shall any Lender, the Issuing Lender or the Agent be obligated or required to return any materials furnished by the Borrower or its Subsidiaries. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by any Lender, the Issuing Lender or the Agent from a Person other than the Borrower or any of its Affiliates without such Lender, the Issuing Lender or the Agent being under an obligation to such Person not to disclose such information, or (B) is or becomes part of the public domain.

     SECTION 13.15 Entire Agreement. The Loan Documents reflect the entire agreement among the Borrower, the Lenders and the Agent with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

     SECTION 13.16 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or other U.S. Federal, state or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     SECTION 13.17 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

     SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 13.19 Acknowledgments This Agreement is intended to amend the Existing Credit Agreement, without novation, and, solely for the convenience of reference, to restate it. All Loans and Letters of Credit outstanding under the Existing Credit Agreement shall be Loans and Letters of Credit outstanding hereunder, and the Borrower ratifies, affirms and acknowledges all of its Obligations in respect of the Existing Credit Agreement and the other Loan Documents. The Borrower acknowledges and agrees that any reference to the “Credit Agreement” in the other Loan Documents shall mean and be references to the Existing Credit Agreement as amended and restated by this Agreement. The Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted to the Collateral Agent and the Lenders party to the Existing Credit Agreement as collateral security for the Obligations, and acknowledges that all of such liens and security interests and all collateral heretofore pledged as security for the Obligations under the Existing Credit Agreement and the Collateral Documents continue to be and remains collateral for the Obligations from and after the date hereof.

     SECTION 13.20 USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE BORROWER

THE CHALONE WINE GROUP, LTD.

By: /s/ Thomas B. Selfridge
Name: Thomas B. Selfridge
Title: President and CEO

THE AGENT

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”,
NEW YORK BRANCH, as Agent

By: /s/ John McHugh
Name: John McHugh
Title: Vice President

By: /s/ Rebecca Morrow
Name: /s/ Rebecca Morrow
Title: Executive Director

THE LENDERS

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”,
NEW YORK BRANCH, as Issuing Lender, as
Swingline Lender and as a Lender

By: /s/ John McHugh
Name: John McHugh
Title: Vice President

By: /s/ Rebecca Morrow
Name: Rebecca Morrow
Title: Executive Director

FARM CREDIT WEST FLCA

By: /s/ Mark Littlefield
Name: Mark Littlefield
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Albert V. Shuler
Name: Albert V. Shuler
Title: Vice President

COMERICA BANK

By: /s/ Misako Noda
Name: Misako Noda
Title: Vice President

ANNEX I

PRICING GRID

          From the Amendment Closing Date until the date on which the Borrower delivers a Compliance Certificate pursuant to Section 10.01(a)(iii) of the Credit Agreement for the fiscal quarter ending March 31, 2004 (the “Initial Period”), the Applicable Margin and the Applicable Fee Amount shall be fixed at Level 2. From and after the last day of the Initial Period, the Applicable Margin and the Applicable Fee Amount for any day shall be the amount per annum set forth below based on the Leverage Ratio set forth in the most recently delivered Compliance Certificate delivered by the Borrower pursuant to Section 10.01(a)(iii) of the Credit Agreement. Changes in the Applicable Margin and the Applicable Fee Amount resulting from a change in the Leverage Ratio shall become effective on the date of delivery by the Borrower to the Agent of a new Compliance Certificate pursuant to Section 10.01(a)(iii), except that no such change shall take effect until the end of the Initial Period. If the Borrower shall fail to deliver a Compliance Certificate and accompanying financial statements within the number of days after the end of any fiscal quarter or fiscal year as required pursuant to Section 10.01(a), the parties agree that the Applicable Margin and the Applicable Fee Amount shall be fixed at Level 1 until such time as the Borrower delivers such new Compliance Certificate and accompanying financial statements pursuant to Section 10.01(a).

		Revolving			Term
		Loan			Loan	Term
		Eurodollar	Revolving		Eurodollar	Loan Base
		Rate	Loan Base	Commitment	Rate	Rate	Letter of
Level	Leverage Ratio	Spread	Rate Spread	Fee	Spread	Spread	Credit Fee
Level 1	greater than or equal to 5.50 to 1.00	2.50%	1.25%	0.50%	3.00%	1.75%	2.50%
Level 2	greater than or equal to 5.00 to 1.00 and less than 5.50 to 1.00	2.25%	1.00%	0.45%	2.75%	1.50%	2.25%
Level 3	greater than or equal to 4.50 to 1.00 and less than 5.00 to 1.00	2.00%	0.75%	0.375%	2.50%	1.25%	2.00%
Level 4	greater than or equal to 3.50 to 1.00 and less than 4.50 to 1.00	1.75%	0.50%	0.375%	2.25%	1.00%	1.75%
Level 5	less than 3.50 to 1.00	1.25%	0.00%	0.25%	1.75%	0.50%	1.25%

For purposes of this pricing grid, the Leverage Ratio shall be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

A-1

SCHEDULE 1
to the Credit Agreement

COMMITMENTS AND PRO RATA SHARES

1. REVOLVING LOANS

Lender	Revolving Commitment	Pro Rata Share
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.	$25,000,000.00	45.454545454%
U.S. Bank National Association	$15,000,000.00	27.272727273%
Comerica Bank	$15,000,000.00	27.272727273%
TOTAL	$55,000,000.00	100%

2. TERM LOANS

Lender	Term Commitment	Pro Rata Share
Farm Credit West FLCA	$14,700,000.00	100%
TOTAL	$14,700,000.00	100%

S-1-1.

LENDING OFFICES; ADDRESSES FOR NOTICES
Schedule 2

Notices to Borrower:

The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, CA 94558
Attention: Shawn Conroy Blom, Chief Financial Officer
Facsimile: (707) 254-4202
Email: sblom@chalonewinegroup.com
Website: www.chalonewinegroup.com

Agent Office:

Lending Office and Address for Payments, Notices of Borrowing and Notices of Conversion or Continuation:

Rabobank International
10 Exchange Place, 16th Floor
Jersey City, NJ 07302
Attention: Rabobank Support Services
Telephone (207) 499-5200
Facsimile: (207) 499-5326
Email: ann.mcdonough@nyc.rabobank.com

Notices (other than Notices of Borrowing and Notices of Conversion or Continuation):

Rabobank International
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111-4057
Attention: John McHugh
Telephone: (415) 782-9810
Facsimile: (415) 986-8349
Email: john.mchugh@sfo.rabobank.com

SCHEDULE 2
(to Credit Agreement)

With a copy to:

Rabobank International, 38th Floor
245 Park Avenue
New York, NY 10167
Attention: Legal Department
Telephone (212) 916-3773
Facsimile: (212) 916-7880
Email: rebecca.morrow@rabobank.com

Other Lenders:

Comerica Bank
275 Battery Street, Suite 1100
San Francisco, CA 94111-3305
Attention: Misako Noda
Telephone: (415) 954-5089
Facsimile: (415) 954-5020

Farm Credit West
1178 Tama Lane
PO Box 1640
Santa Monica, CA 93456
Attention: Mark Littlefield
Telephone: (805) 922-7991
Facsimile: (805) 922-5121

U.S. Bank National Association
DN-CO-TSCS
950 17th Street, Suite 350
Denver, CO 80202
Attention: Al Schuler
Telephone: (303) 585-4903
Facsimile: (303) 585-4732

SCHEDULE 2
(to Credit Agreement)

EXISTING INDEBTEDNESS
Schedule 3

1.	Amounts owed pursuant to that Promissory Note and Loan Agreement Variable Rate dated July 17, 1996 in favor of Central Coast Federal Land Bank Association, FLCA by Edna Valley Vineyard, in an original principal amount of $1,839,275.

2.	Other accounts payable, accrued liabilities and general office equipment leases in the ordinary course of business and barrel leases with De Lage Landen.

SCHEDULE 3
(to Credit Agreement)

EXISTING LIENS
Schedule 4

Liens in connection with the Existing Indebtedness listed as items 1 and 2 on Schedule 3.

Schedule 4
(to Credit Agreement)

LITIGATION
Schedule 5

none

SCHEDULE 5
(to Credit Agreement)

SCHEDULE 5
(to Credit Agreement)

SUBSIDIARIES
Schedule 6

Name and Capital Structure	Ownership Interest
SHW Equity Co., a Washington corporation	100%
Staton Hills Winery Company Limited, a Washington corporation	100% owned by SHW Equity Co.
Canoe Ridge Winery, Inc., a Washington corporation	100%
Canoe Ridge Vineyard, LLC, a Washington limited liability company	100% (50.5% owned through Canoe Ridge Winery, Inc.)

Schedule 7

[Reserved]

SCHEDULE 7
(to Credit Agreement)

Schedule 8

[Reserved]

SCHEDULE 8
(to Credit Agreement)

AFFILIATE TRANSACTIONS
Schedule 9

The Edna Valley Vineyard Joint Venture (the “EVV Joint Venture”). James H. Niven, a director of the Company, is the President and a substantial shareholder of Paragon Vineyard Co., Inc. (“Paragon”), the Company’s partner in the EVV Joint Venture. In December 1996, the Company and Paragon entered into an agreement (the “Joint Venture Amendment”) which amended and restated the terms of the EVV Joint Venture. Under the terms of the Joint Venture Amendment, the Company was obligated to make substantial payments in order to maintain its 50% ownership interest in the EVV Joint Venture and to extend its term indefinitely. Specifically, the Company previously paid Paragon $1,070,000 (the “Deposit”) as a deposit toward future payments due for the foregoing purposes and the sum of $5,390,000 in four installments, the most recent of which was paid in January 2002. The Company fulfilled its option to purchase 50% of the “EDNA VALLEY” brand-name for $200,000 in January 2002. Additionally, the Company makes payments in respect of the Joint Venture Amendment and ground lease.

Under the terms of a grape purchase agreement, Paragon sells fixed quantities of Chardonnay grapes to the Edna Valley Joint Venture at prices calculated by reference to the average prices paid for Chardonnay grapes in Santa Barbara County and Napa County during the preceding year, with certain adjustments depending on the grapes’ sugar content. During 2003, the value of the grapes sold by Paragon to the Edna Valley Joint Venture pursuant to the foregoing contracts was approximately $5,947,000.

Les Domaines Barons de Rothschild (Lafite) (“DBR”). Certain directors of the Company have a relationship with DBR, an affiliate of the Company. Baron Eric de Rothschild and Christophe Salin, both directors of the Company, are, respectively, a Managing Partner and President of DBR, and Yves-Andre Istel, another director of the Company, is a director of certain affiliates of DBR.

Pursuant to DBR’s investment in the Company, the Company receives an allocation of the wines of DBR, including the wines of Château Lafite-Rothschild and Duhart-Milon. During 2003, the Company paid approximately $712,320 to DBR, of which approximately $0 represents deposits for wine which will be delivered in future years (i.e., wine “futures”).

Myers Family. The Company has a grape purchase agreement, expiring as late as 2012 with respect to some varietals, with Snows Lake Vineyard at prices negotiated yearly with reference to existing market conditions. George E. Myers, a director of the Company, is President of Ojai Ranch & Investments, which controls Snows Lake Vineyard. During 2003, the Company paid approximately $1,480,000 under the grape purchase contract.

SCHEDULE 9
(to Credit Agreement)

EXHIBIT A
to the Amended and Restated Credit Agreement

FORM OF BORROWING BASE CERTIFICATE

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
“Rabobank International”, New York Branch, as Agent
10 Exchange Place, 16th Floor
Jersey City, NJ 07302
Attention: Rabobank Support Services

          Re: The Chalone Wine Group, Ltd.

Ladies and Gentlemen:

          This Borrowing Base Certificate is made and delivered pursuant to the Amended and Restated Credit Agreement dated as of May 11, 2004 (as amended, modified, supplemented, renewed or extended from time to time, the “Credit Agreement”) among The Chalone Wine Group, Ltd. (the “Borrower”), the Lenders party thereto, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as Agent, and reference is made thereto for full particulars of the matters described herein. All capitalized terms used in this Borrowing Base Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

          I am the [chief financial officer] of the Borrower and hereby certify that the information set forth on Schedule 1 hereto is true, accurate and complete as of                                       .

          IN WITNESS WHEREOF, the undersigned officer has signed this Borrowing Base Certificate this                     day of                                       .

Name:
Title:

A-1

SCHEDULE 1
to the Borrowing Base Certificate

Date of Calculation	,

A.	Eligible Inventory.

	1.	Inventory consisting of bulk wine to be sold in the bulk wine market

		A. Gross dollar value of Borrower’s and each Subsidiary Guarantor’s Inventory consisting of bulk wine which is of marketable quality and to be sold in the bulk wine market, valued at fair market value (as reported in the most recently published quarterly Turrentine Collateral Value Report or, if not available, an equivalent compilation selected in the Agent’s reasonable discretion)		$

		B. Grower Payables, if any, incurred in connection with such bulk wine		$

C. Less ineligible Inventory (without duplication):

		(i)	Inventory (other than bulk wine and Wine Bottling Inventory) consisting of raw materials, supplies, or work in process	$

		(ii)	Inventory not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than Liens in favor of the Agent on behalf of the Lenders or Growers’ Liens or Production Liens)	$

		(iii)	Inventory in which the Agent on behalf of the Lenders shall not have a valid and perfected first priority Lien, other than Growers’ Liens or Production Liens	$

		(iv)	Inventory located anywhere other than California, Washington, the locations listed on Schedule 1 to either Security Agreement, or such other jurisdictions as shall have been approved by the Agent in writing	$

Schedule 1-1

	(v)	Inventory which is not in the direct possession of the Borrower or a Subsidiary Guarantor (except for Inventory at one of the locations set forth in Part 1 of Schedule 1 to either Security Agreement, or at a location set forth in a notice from the Borrower or a Subsidiary Guarantor to the Agent pursuant to Section 5(e) of either Security Agreement, which shall be considered eligible if the Agent has received a collateral access agreement, in form and substance reasonably satisfactory to it, with respect to any Inventory located at leased locations)	$

	(vi)	Inventory on lease or consignment or subject to warehousing arrangements, except for Inventory subject to warehousing arrangements (1) in form and substance acceptable to the Agent and approved in writing by the Agent and (2) which contain, or as to which the Agent has received, a subordination and/or waiver by the warehouseman in form and substance reasonably satisfactory to the Agent	$

	(vii)	Inventory which is used or intended to be used in research and development	$

	(viii)	Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing	$

	(ix)	Inventory which is packaging, shipping, or advertising materials (other than Wine Bottling Inventory)	$

	(x)	Inventory which is in the exercise of the Agent’s reasonable credit judgement, exercised in good faith, unacceptable to the Agent due to age, type, category or quantity, or is otherwise ineligible	$

	D. 60% of (A minus B minus C)		$

2	Inventory consisting of other bulk wine

	A. Gross dollar value of Borrower’s and each Subsidiary Guarantor’s Inventory consisting of bulk wine (not included as part of the bulk wine inventory to		$

Schedule 1-2

be sold in the bulk wine market in 1 above) which is of marketable quality and held for sale or use in the ordinary and usual course of business, valued at book value at the date of determination

B. Grower Payables, if any, incurred in connection with such bulk wine		$

C. Less ineligible Inventory (without duplication):

(i)	Inventory (other than bulk wine and Wine Bottling Inventory) consisting of raw materials, supplies, or work in process	$

(ii)	Inventory not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than Liens in favor of the Agent on behalf of the Lenders or Growers’ Liens or Production Liens)	$

(iii)	Inventory in which the Agent on behalf of the Lenders shall not have a valid and perfected first priority Lien, other than Growers’ Liens or Production Liens	$

(iv)	Inventory located anywhere other than California, Washington, the locations listed on Schedule 1 to either Security Agreement, or such other jurisdictions as shall have been approved by the Agent in writing	$

(v)	Inventory which is not in the direct possession of the Borrower or a Subsidiary Guarantor (except for Inventory at one of the locations set forth in Part 1 of Schedule 1 to either Security Agreement, or at a location set forth in a notice from the Borrower or a Subsidiary Guarantor to the Agent pursuant to Section 5(e) of either Security Agreement, which shall be considered eligible if the Agent has received a collateral access agreement, in form and substance reasonably satisfactory to it, with respect to any Inventory located at leased locations)	$

Schedule 1-3

	(vi)	Inventory on lease or consignment or subject to warehousing arrangements, except for Inventory subject to warehousing arrangements (1) in form and substance acceptable to the Agent and approved in writing by the Agent and (2) which contain, or as to which the Agent has received, a subordination and/or waiver by the warehouseman in form and substance reasonably satisfactory to the Agent	$

	(vii)	Inventory which is used or intended to be used in research and development	$

	(viii)	Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing	$

	(ix)	Inventory which is packaging, shipping, or advertising materials (other than Wine Bottling Inventory)	$

	(x)	Inventory which is in the exercise of the Agent’s reasonable credit judgement, exercised in good faith, unacceptable to the Agent due to age, type, category or quantity, or is otherwise ineligible	$

	D. 70% of (A minus B minus C)		$

3.	Inventory consisting of cased wine or separately bottled wine

	A. Gross dollar value of Borrower’s and each Subsidiary Guarantor’s Inventory consisting of cased wine or separately bottled wine which is of marketable quality and held for sale or use in the ordinary and usual course of business of the posted F.O.B. selling price at the date of determination for the immediately preceding calendar month		$

B. Less ineligible Inventory (without duplication):

	(i)	Inventory (other than bulk wine and Wine Bottling Inventory) consisting of raw materials, supplies, or work in process	$

Schedule 1-4

(ii)	Inventory not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than Liens in favor of the Agent on behalf of the Lenders or Growers’ Liens or Production Liens)	$

(iii)	Inventory in which the Agent on behalf of the Lenders shall not have a valid and perfected first priority Lien, other than Growers’ Liens or Production Liens	$

(iv)	Inventory located anywhere other than California, Washington, the locations listed on Schedule 1 to either Security Agreement, or such other jurisdictions as shall have been approved by the Agent in writing	$

(v)	Inventory which is not in the direct possession of the Borrower or a Subsidiary Guarantor (except for Inventory at one of the locations set forth in Part 1 of Schedule 1 to either Security Agreement, or at a location set forth in a notice from the Borrower or a Subsidiary Guarantor to the Agent pursuant to Section 5(e) of either Security Agreement, which shall be considered eligible if the Agent has received a collateral access agreement, in form and substance reasonably satisfactory to it, with respect to any Inventory located at leased locations)	$

(vi)	Inventory on lease or consignment or subject to warehousing arrangements, except for Inventory subject to warehousing arrangements (1) in form and substance acceptable to the Agent and approved in writing by the Agent and (2) which contain, or as to which the Agent has received, a subordination and/or waiver by the warehouseman in form and substance reasonably satisfactory to the Agent	$

(vii)	Inventory which is used or intended to be used in research and development	$

(viii)	Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing	$

Schedule 1-5

	(ix)	Inventory which is packaging, shipping, or advertising materials (other than Wine Bottling Inventory)	$

	(x)	Inventory which is in the exercise of the Agent’s reasonable credit judgement, exercised in good faith, unacceptable to the Agent due to age, type, category or quantity, or is otherwise ineligible	$

	C. 65% of (A minus B)		$

4.	Inventory consisting of Wine Bottling Inventory

	A. Gross dollar value of Borrower’s and each Subsidiary Guarantor’s Inventory consisting of Wine Bottling Inventory which is held for use in the ordinary and usual course of business, valued at book value at the date of determination		$

B. Less ineligible Inventory (without duplication):

	(i)	Inventory (other than bulk wine and Wine Bottling Inventory) consisting of raw materials, supplies, or work in process	$

	(ii)	Inventory not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than Liens in favor of the Agent on behalf of the Lenders or Growers’ Liens or Production Liens)	$

	(iii)	Inventory in which the Agent on behalf of the Lenders shall not have a valid and perfected first priority Lien, other than Growers’ Liens or Production Liens	$

	(iv)	Inventory located anywhere other than California, Washington, the locations listed on Schedule 1 to either Security Agreement, or such other jurisdictions as shall have been approved by the Agent in writing	$

Schedule 1-6

	(v)	Inventory which is not in the direct possession of the Borrower or a Subsidiary Guarantor (except for Inventory at one of the locations set forth in Part 1 of Schedule 1 to either Security Agreement, or at a location set forth in a notice from the Borrower or a Subsidiary Guarantor to the Agent pursuant to Section 5(e) of either Security Agreement, which shall be considered eligible if the Agent has received a collateral access agreement, in form and substance reasonably satisfactory to it, with respect to any Inventory located at leased locations)	$

	(vi)	Inventory on lease or consignment or subject to warehousing arrangements, except for Inventory subject to warehousing arrangements (1) in form and substance acceptable to the Agent and approved in writing by the Agent and (2) which contain, or as to which the Agent has received, a subordination and/or waiver by the warehouseman in form and substance reasonably satisfactory to the Agent	$

	(vii)	Inventory which is used or intended to be used in research and development	$

	(viii)	Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing	$

	(ix)	Inventory which is packaging, shipping, or advertising materials (other than Wine Bottling Inventory)	$

	(x)	Inventory which is in the exercise of the Agent’s reasonable credit judgement, exercised in good faith, unacceptable to the Agent due to age, type, category or quantity, or is otherwise ineligible	$

	C. 60% of (A minus B)		$

5.	Total Inventory (sum of lines 1.D, 2.D, 3.C and 4.C above)		$

Schedule 1-7

	6.	Less applicable allowances and reserves (including depletion allowances and allowances and reserves for shrinkage or obsolescence) in respect of the Inventory included in 1, 2, 3 and 4 above		$

	7.	Eligible Inventory Borrowing Base (5 minus 6)		$

B.	Eligible Receivables.

	1.	Aggregate dollar value of the Borrower’s and each Subsidiary Guarantor’s rights to payment arising out of the sale or lease of goods or the performance of services in the ordinary and usual course of business (“Receivables”), payable in cash in Dollars		$

	2.	Less ineligible Receivables (without duplication):

		(i)	Receivables for which the Borrower’s or a Subsidiary Guarantor’s right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction	$

		(ii)	Receivables against which there are asserted any defenses, counterclaims, discounts (other than normal trade discounts) or offsets of any nature, whether well-founded or otherwise (but only to the extent of such asserted defenses, counterclaims, discounts or offsets) to the extent not already deducted as an allowance for doubtful accounts	$

		(iii)	Receivables that do not comply in all material respects with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority	$

		(iv)	Receivables which represent a prepayment or progress payment or arising out of the placement of goods on consignment, guaranteed sale or other arrangement by reason of which the payment by the Receivable Debtor may be conditional or contingent	$

Schedule 1-8

(v)	Receivables which are not owned by the Borrower or a Subsidiary Guarantor free and clear of all Liens and rights of others (other than the Liens in favor of the Collateral Agent or the Agent on behalf of the Lenders, or Growers’ Liens or Production Liens)	$

(vi)	Receivables in which the Collateral Agent or the Agent on behalf of the Lenders, shall not have a valid and perfected first-priority Lien (other than Growers’ Liens or Production Liens)	$

(vii)	Receivables owing (A) by the United States or any department, agency or instrumentality thereof, or (B) by a State or any department, agency, instrumentality or political subdivision thereof (other than State owned stores or other equivalent alcohol beverage control Receivable Debtors to the extent that there are no statutory, regulatory or other governmental restrictions on the grant of security interests in Receivables due from such Receivable Debtors), unless, in the case of Receivables described in subclause (A), the Agent has agreed to the contrary in writing and the Borrower has complied with the Federal Assignment of Claims Act with respect to such Receivables	$

(viii)	Receivables owing by any Receivable Debtor who is not a resident of or located in the United States or the Dominion of Canada	$

(ix)	Receivables not paid in full within 90 days from the date of invoice (to the extent not already deducted as an allowance for doubtful accounts)	$

(x)	Receivables owing by any Receivable Debtor who has failed to make full payment within 90 days from the date of invoice on more than 20% of the aggregate amount of Receivables owing to the Borrower and the Subsidiary Guarantors by such Receivable Debtor	$

Schedule 1-9

		(xi)	that portion of Receivables owing by any single Receivable Debtor (other than Young’s Market or an Eligible Receivable Debtor) which exceeds 20% of the aggregate amount of Eligible Receivables owing to the Borrower and the Subsidiary Guarantors by all Receivable Debtors (to the extent not already deducted as an allowance for doubtful accounts)	$

		(xii)	Receivables which constitute the proceeds of Inventory which Inventory is at the same time included in the Borrowing Base	$

		(xiii)	Receivables owing by any Receivable Debtor who is the subject of an Insolvency Proceeding	$

		(xiv)	Receivables owing by an Affiliate of the Borrower or of a Subsidiary Guarantor $(xv) Receivables with respect to which the Agent, in its reasonable discretion, deems the creditworthiness or financial condition of the Receivable Debtor to be unsatisfactory or the prospect of payment or performance to be impaired and other Receivables which, in the exercise of the Agent’s good faith reasonable credit judgement are otherwise ineligible	$

		(xv)	Receivables with respect to which the Agent, in its reasonable discretion, deems the creditworthiness or financial condition of the Receivable Debtor to be unsatisfactory or the prospect of payment or performance to be impaired and other Receivables which, in the exercise of the Agent’s good faith reasonable credit judgement are otherwise ineligible	$

	3.	Total ineligible Receivables (sum of (i) through (xv) of 2)		$

	4.	Less applicable allowances, reserves, discounts, returns, credits or offsets (including allowances or reserves for doubtful accounts)		$

	5.	Total Eligible Receivables (1 minus 3 minus 4 )		$

	6.	Eligible Receivables Borrowing Base (85% of 5)		$

C.	Borrowing Base and Availability

	1.	Total Borrowing Base (total of A.7 plus B.6 minus 7,000,000)		$

	2.	Revolving Commitments		$

Schedule 1-10

3.	Lesser of C.1 and C.2	$

4.	Outstanding aggregate principal amount of Revolving Loans, Swingline Loans and L/C Obligations	$

5.	Aggregate principal amount of Revolving Loans, Swingline Loans and L/C Obligations available for borrowing or issuance (if C.4 is less than C.3)	$

6.	Aggregate principal amount of Revolving Loans, Swingline Loans and L/C Obligations to be prepaid or cash collateralized, as the case may be (if C.4 is greater than C.3)	$

Schedule 1-11

EXHIBIT B
to the Amended and Restated Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
“Rabobank International”, New York Branch, as Agent
10 Exchange Place, 16th Floor
Jersey City, NJ 07302
Attention: Rabobank Support Services

     Re: The Chalone Wine Group, Ltd.

Ladies and Gentlemen:

     This Compliance Certificate is made and delivered pursuant to the Amended and Restated Credit Agreement dated as of May 11, 2004 (as amended, modified, supplemented, renewed or extended from time to time, the “Credit Agreement”) among The Chalone Wine Group, Ltd. (the “Borrower”), the financial institutions party thereto and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch, as Agent, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Compliance Certificate relates to the accounting period ending          .

     I am the [chief financial officer] of the Borrower. I have reviewed the terms of the Credit Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during such accounting period. I hereby certify that the information set forth on Schedule 1 hereto (and on any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

     I hereby further certify that (i) as of the date hereof, no Default has occurred and is continuing, and (ii) on and as of the date hereof, there has occurred no Material Adverse Effect since December 31, 2003 except in each case as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which the Borrower is taking or proposes to take with respect to each such condition or event.

     IN WITNESS WHEREOF, the undersigned officer has signed this Compliance Certificate this    day of          .

Name:
Title:

B-1.

Schedule 1

Worksheet for Financial Covenants for the accounting period ending ___________.

Section 10.02(a) - Leverage Ratio*		Actual	Required
A.	Consolidated Indebtedness

	(i) total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis	$________________

	(ii) accounts payable to trade creditors for goods and services (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or the Subsidiaries’ business in accordance with customary terms and paid within the specified time (unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP)	$________________

	(iii) current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or the Subsidiaries’ business in accordance with customary terms and paid within the specified time (unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP).	$________________

	(iv) Indebtedness owing by the Borrower to the estate of Richard Graff in a principal amount not to exceed $1,000,000	$________________

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-1.

		Actual		Required
(i) minus (ii) minus (iii) minus

	(iv)	$________________

B.	600% of Consolidated Rent Expense (calculated on a rolling 4-quarter basis)	$________________

C.	A + B	$________________

D.	Consolidated EBITDA (calculated on a rolling 4-quarter basis)

	(i) Consolidated Net Income (computed without giving effect to any gains or losses from dispositions of assets and other extraordinary items)	$________________

	(ii) Consolidated Interest Expense	$________________

	(iii) income tax expense	$________________

	(iv) depreciation expense	$________________

	(v) amortization expense	$________________

	(vi) other non-cash expenses	$________________

Sum of (i) + (ii) + (iii) + (iv) + (v) + (vi)		$________________

E.	Consolidated Rent Expense (calculated on a rolling 4-quarter basis)	$________________

F.	D + E	$________________

G.	Ratio of C to F	_________:________	See Section 10.02(a) of the Credit Agreement

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-2.

		Actual	Required
Section 10.02(b) — Consolidated Tangible Net Worth

A.	Minimum Consolidated Tangible Net Worth Calculation

	(i) $76,000,000	$76,000,000

	(ii) Net Issuance Proceeds received by the Borrower or any Subsidiary from the sale or issuance of equity securities to any Person other than the Borrower or any Subsidiary after December 31, 2001	$_____________

	(iii) Net Issuance Proceeds received by the Borrower or any Subsidiary from the sale or issuance of Subordinated Debt to any Person other the Borrower or any Subsidiary after December 31, 2001	$_____________

	(iv) 75% of positive Consolidated Net Income, if any, for each fiscal quarter elapsed after December 31, 2001	$_____________

	Sum of (i) + (ii) + (iii) + (iv)	$_____________

B.	Consolidated Tangible Net Worth

	(i) Consolidated Total Assets	$_____________

	(ii) Intangible Assets (including goodwill, organizational expense, research and development expense, patent applications, patents, trademarks, trade names, brands, copyrights, trade secrets, customer lists, licenses, franchises and covenants not to compete)	$_____________

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-3.

		Actual	Required
	(iii) Subordinated Debt	$________________

	(iv) Consolidated Total Liabilities	$________________

(i) minus (ii) plus (iii) minus (iv)		$________________

C.	Excess (deficient) for covenant compliance (B minus A)	$________________

Section 10.02(c) — Interest Coverage Ratio*

A.	Consolidated EBIT (calculated on a rolling 4-quarter basis)	$________________

	(i) Consolidated Net Income (computed without giving effect to any gains or losses from dispositions of assets and other extraordinary items)	$________________

	(ii) Consolidated Interest Expense	$________________

	(iii) income tax expense	$________________

	Sum of (i) + (ii) + (iii)	$________________

B.	Consolidated Interest Expense (calculated on a rolling 4-quarter basis)	$________________

C.	Ratio of A to B	__________:________	See Section 10.02(c) of the Credit Agreement

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-4.

		Actual	Required
Section 10.02(d) — Fixed Charge Coverage Ratio*

A.	Consolidated EBITDA (calculated on a rolling 4-quarter basis) [see calculation above for purposes of Section 10.02(a)]	$________________

B.	Fixed Charge calculation

	(i) Consolidated Interest Expense (calculated on a rolling 4-quarter basis)	$________________

	(ii) regularly scheduled principal payments on Indebtedness (including such payments attributable to Capital Leases) of the Borrower and its Subsidiaries for the four consecutive fiscal quarters then most recently ended	$________________

	(iii) cash income taxes of the Borrower and its Subsidiaries for the four consecutive fiscal quarters then most recently ended	$________________

	(iv) Cash dividends of the Borrower and its Subsidiaries for the four consecutive fiscal quarters then most recently ended	$________________

	Sum of (i) + (ii) + (iii) + (iv)	$________________

C.	Ratio of A to B	________:_________	See Section 10.02(d) of the Credit Agreement

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-5.

		Actual	Required
Section 10.02(e)(i) — Capital Expenditure on new wine barrels

A.	Capital expenditures made on new wine barrels during fiscal year to date	$________________

B.	Capital expenditures on new wine barrels that could have been made during prior fiscal year but which were not made	$________________

C.	Maximum permitted capital expenditures on wine barrels ($ plus Line B above)	$________________	See Section 10.02(e) of the Credit Agreement

D.	Excess (deficient) for covenant compliance (C minus A)	$________________

Section 10.02(e)(ii) — Capital Expenditure on other fixed or capital assets

A.	Capital expenditures made on other assets during fiscal year to date	$________________

B.	Capital expenditures on other assets that could have been made during prior fiscal year but which were not made	$________________

C.	Maximum permitted capital expenditures on other assets ($ plus Line B above)	$	See Section 10.02(e) of the Credit Agreement

D.	Excess (deficient) for covenant compliance (C minus A)	$________________

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-6.

		Actual	Required
Section 10.04(f)(viii) - Intercompany Loans

A.	Canoe Ridge

	(i) Actual Intercompany Loan Amount	$________________

	(ii) Maximum Permitted	$________________
	Intercompany Loan Amount	(adjusted annually)

	(iii) Covenant compliance (i ≤ ii)	(Yes/No)

B.	Edna Valley

	(i) Actual Intercompany Loan Amount	$________________

	(ii) Maximum Permitted	$________________
	Intercompany Loan Amount	(adjusted annually)

	(iii) Covenant compliance (i ≤ ii)	(Yes/No)

C.	SHW

	(i) Actual Intercompany Loan Amount	$________________

	(ii) Maximum Permitted	$________________
	Intercompany Loan Amount	(adjusted annually)

	(iii) Covenant compliance (i ≤ ii)	(Yes/No)

D.	Covenant compliance (only if answer to A(iii), B(iii) and C(iii) is Yes)	(Yes/No)

* To be calculated without giving effect to the principal amount of the Shareholder Subordinated Debt or any interest payable thereunder.

Schedule 1-7.

EXHIBIT C
to the Amended and Restated Credit Agreement

FORM OF DEED OF TRUST

[see attached]

C-1.

EXHIBIT D
to the Amended and Restated Credit Agreement

[Reserved]

D-1.

EXHIBIT E-1
to the Amended and Restated Credit Agreement

[Reserved]

E-1.

EXHIBIT E-2
to the Amended and Restated Credit Agreement

[Reserved]

E-2.

EXHIBIT F
to the Amended and Restated Credit Agreement

[Reserved]

F-1.

EXHIBIT G

to the Amended and Restated Credit Agreement

FORM OF REVOLVING NOTE

AMENDED AND RESTATED PROMISSORY NOTE

New York, New York
$	May 11, 2004

          FOR VALUE RECEIVED, the undersigned, THE CHALONE WINE GROUP, LTD. (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of                                        (the “Lender”) on the Revolving Expiry Date the principal sum of                     DOLLARS ($                   ) or, if less, the aggregate outstanding principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below.

          The Borrower further promises to pay interest on the Revolving Loans outstanding hereunder from time to time at the interest rates, and payable on the dates, set forth in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America and in same day or immediately available funds to the Agent under the Credit Agreement (the “Agent”) as provided therein.

          The Lender shall record the date and amount of each Revolving Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance hereof, in the Lender’s internal records, and any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded; provided, however, that the Lender’s failure so to record shall not limit or otherwise affect the obligations of the Borrower hereunder and under the Credit Agreement to repay the principal of and interest on the Revolving Loans.

          This promissory note is one of the Revolving Notes referred to in, and is subject to and entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 11, 2004 (as the same may be hereafter amended, modified, supplemented, renewed or extended from time to time, the “Credit Agreement”) among the Borrower, certain financial institutions named therein as Lenders (including the Lender) and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as Agent. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

          This promissory note is secured by certain Collateral more specifically described in the Credit Agreement and the Collateral Documents.

          The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated

G-1.

events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

          This promissory note is subject to prepayment in whole or in part as provided in the Credit Agreement.

          THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE CHALONE WINE GROUP, LTD

By:

Name:
Title:

G-2.

EXHIBIT H-1
to the Amended and Restated Credit Agreement

FORM OF BORROWER AND SUBSIDIARY GUARANTOR SECURITY AGREEMENT

[see attached]

H-1.

EXHIBIT H-2
to the Amended and Restated Credit Agreement

FORM OF SECURITY AGREEMENT OF EDNA VALLEY VINEYARD

[see attached]

H-2

EXHIBIT I
to the Amended and Restated Credit Agreement

FORM OF SWINGLINE NOTE

AMENDED AND RESTATED PROMISSORY NOTE

          FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch (“Swingline Lender”), on the date when due in accordance with the Credit Agreement referred to below, the aggregate principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of May 11, 2004 (as the same may be hereafter amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch as Agent, Issuing Lender and Swingline Lender.

          The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.

          All payments of principal and interest shall be made to the Swingline Lender in Dollars in immediately available funds at its Lending Office.

          If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

          This Note is the Swingline Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of each Guaranty. Upon the occurrence and during the continuance of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swingline Loans and payments with respect thereto.

          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

I-1.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE CHALONE WINE GROUP, LTD

By:

Name:
Title:

I-2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

		Amount of Principal	Outstanding
		or Interest Paid	Principal Balance
Date	Amount of Loan Made	This Date	This Date	Notation Made By

I-3

EXHIBIT J
to the Amended and Restated Credit Agreement

FORM OF TERM NOTE

AMENDED AND RESTATED PROMISSORY NOTE

New York, New York
$	May 11, 2004

     FOR VALUE RECEIVED, the undersigned, THE CHALONE WINE GROUP, LTD. a California corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of    (the “Lender”), the principal sum of    DOLLARS ($   ) (i) in the amount of     DOLLARS ($   ) [insert Lender’s Pro Rata Share of the initial principal payment after the Amendment Closing Date] on June 30, 2004; and (ii) in substantially equal consecutive quarterly installments, commencing on March 31, 2006, with subsequent installments payable on the last Business Day of each calendar quarter thereafter, and with the last such installment to be due and payable on the Final Maturity Date and in the amount necessary to repay in full the unpaid principal balance hereof.

     The Borrower further promises to pay interest on the Term Loan outstanding hereunder from time to time at the interest rates, and payable on the dates, set forth in the Credit Agreement referred to below.

     Both principal and interest are payable in lawful money of the United States of America and in same day or immediately available funds to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as Agent under the Credit Agreement (the “Agent”) as provided therein.

     The Lender shall record the date and amount of the Term Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance hereof, in the Lender’s internal records, and any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded; provided, however, that the Lender’s failure so to record shall not limit or otherwise affect the obligations of the Borrower hereunder and under the Credit Agreement to repay the principal of and interest on the Term Loan.

     This promissory note is one of the Term Notes referred to in, and is subject to and entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 11, 2004 (as the same may be hereafter amended, modified, renewed or extended from time to time, the “Credit Agreement”) among the Borrower, certain financial institutions named therein as Lenders (including the Lender) and the Agent. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

J-1

     This promissory note is secured by certain Collateral more specifically described in the Credit Agreement and the Collateral Documents.

     The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

     This promissory note is subject to prepayment in whole or in part as provided in the Credit Agreement.

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE CHALONE WINE GROUP, LTD.

By:

Name:
Title:

J-2

EXHIBIT K
to the Amended and Restated Credit Agreement

FORM OF NOTICE OF BORROWING

Date:

To:	Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
“Rabobank International”, New York Branch, as Agent
10 Exchange Place, 16th Floor
Jersey City, NJ 07302
Attention: Rabobank Support Services

Re: The Chalone Wine Group, Ltd.

Ladies and Gentlemen:

          The undersigned, The Chalone Wine Group, Ltd. (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of May 11, 2004 (as amended, modified, supplemented, renewed or extended from time to time, the “Credit Agreement”), among the Borrower, the several financial institutions party to the Credit Agreement (the “Lenders”) and Cooperatieve Centrale Raiffeisen-Boerenleenbank “Rabobank International”, New York Branch, as Agent for the Lenders, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.02 or Section 2.03, as the case may be, of the Credit Agreement, of the Borrowing specified herein:

1.	The Business Day of the proposed Borrowing is .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The Borrowing shall be of [Term Loans] [Revolving Loans] [Swingline Loans].

4.	The Borrowing is to be comprised of [Base Rate] [Eurodollar Rate] Loans.

5.	[The duration of the Interest Period for the Eurodollar Rate Loans included in the Borrowing shall be months.]

6.	The payment instructions with respect to the funds to be made available to the Borrower are as follows: .

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

     (a) the representations and warranties of the Borrower contained in Section 9.01 of the Credit Agreement and in the other Loan Documents are true and correct as

K-1

though made on and as of each such date (except to the extent such representations and warranties relate solely to an earlier date, in which case they are true and correct as of such date);

     (b) on and as of the date of such proposed Borrowing, there shall have occurred no Material Adverse Effect since December 31, 2003; and

     (c) no Default exists or would result from such proposed Borrowing.

THE CHALONE WINE GROUP, LTD.

By:

Name:
Title:

K-2

EXHIBIT L
to the Amended and Restated Credit Agreement

[Reserved]

L-1

EXHIBIT M
to the Amended and Restated Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

[see attached]

M-1

EXHIBIT M
to the Amended and Restated Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between    [insert name of Assignor] (the “Assignor”) and    [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, any guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	The Chalone Wine Group, Ltd.

4.	Agent:	Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as Agent under the Credit Agreement.

[1] Select as applicable.

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of May 11, 2004, among The Chalone Wine Group, Ltd., a Delaware corporation (the “Borrower”), the several financial institutions from time to time party thereto and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as letter of credit issuing lender, swingline lender and administrative agent.

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders*	Assigned*	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[7. Trade Date:                     ]4

Effective Date:    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Commitment,” etc.)

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW
YORK BRANCH, AS AGENT

By	Title:

[Consented to:][5]

THE CHALONE WINE GROUP, LTD.

By
Title:

[5] To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

          1. Representations and Warranties.

          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT N
to the Amended and Restated Credit Agreement

FORM OF UPDATE CERTIFICATE

for the Reporting Period ended _______________, 20__

Date: [  ], 20[  ]

To:	Cooperatieve Centrale Raiffeisen-Boerenleebank, B.A., “Rabobank International”, New York Branch (“Rabobank”)

Ladies and Gentlemen:

     Reference is made to the Credit Agreement referred to below (as amended from time to time, the “Credit Agreement”), among the Borrower identified below, the Lenders and Rabobank as Agent, Issuing Lender and Swingline Lender. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as applicable.

     This Update Certificate is provided pursuant to the Credit Agreement without limiting the Borrower’s or any Subsidiary Guarantor’s ongoing reporting obligations under the Loan Documents with respect to the matters covered by this Update Certificate.

     The undersigned hereby certifies to the Agent and the Lenders, that as to the Borrower and each Subsidiary Guarantor (the “Loan Parties”) that, during the period referred to below to the date hereof (the “Reporting Period”), there has not been (i) any change in its corporate name, in its registration as an organization (or new registration) or in its jurisdiction of organization, (ii) any change in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any new such office or facility), (iii) any securities account, bank account or other deposit account opened by a Loan Party or any change in the names or locations of any other persons in possession of Collateral, (iv) any new lease of real property entered into by a Loan Party, (v) the creation or acquisition of any Subsidiary by a Loan Party, (vi) any creation or acquisition by a Loan Party of any new patent or trademark rights, or copyrights, owned or maintained by a Loan Party, (vii) any acquisition of any right to payment or performance under a letter of credit, or (viii) any new claims of any Loan Party against any third person for damages (whether or not suit has been filed), except as follows:

     1. Names; Jurisdiction of Organization.

          (a) During the Reporting Period, a Loan Party changed its corporate name as follows:

          (b) During the Reporting Period, a Loan Party changed its jurisdiction of organization as follows:

          (c) During the Reporting Period, a Loan Party changed its registration as an organization or obtained a new registration as follows:

     2. Locations.

          (a) During the Reporting Period, a Loan Party changed the location of its chief executive office as follows:

          (b) During the Reporting Period, a Loan Party changed the location of its principal place of business as follows:

          (c) During the Reporting Period, a Loan Party changed the location of any office in which it maintains books and records relating to the Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility and any new co-location of Collateral or other third party site) as follows, and the value of the Collateral at any such new location is also identified:

     3. New Names and Locations of Persons Possessing Collateral (including New Deposit Accounts). During the Reporting Period, the names and locations of any persons other than a Loan Party that have possession of any Collateral of a Loan Party changed as follows (include the location of any new bank accounts, securities custody accounts, or similar accounts opened by a Loan Party during the Reporting Period):

     4. Real Property Leases. During the Reporting Period, a Loan Party entered into new real property leases as follows:

     5. Subsidiaries. During the Reporting Period, a Loan Party created or acquired the following direct or indirect Subsidiaries:

     6. Intellectual Property. During the Reporting Period, a Loan Party created or acquired, or otherwise become entitled to the benefit of, intellectual property consisting of any patents, trademarks, or copyrights (or any renewals, extensions or applications with regard to the foregoing), as follows:

     7. Letter-of-Credit Rights. During the Reporting Period, a Loan Party acquired right to payment or performance under a letter of credit as follows:

     8. Commercial Tort Claims. During the Reporting Period, new claims of a Loan Party against any third person for damages (whether or not suit has been filed) arose as follows:

     Consistent with the provisions of revised Article 9 of the Uniform Commercial Code of the relevant jurisdiction(s) (as and when adopted), the Loan Parties hereby authorize the Collateral Agent to file (with or without a Loan Party’s signature), at any time and from time to time thereafter, all financing statements, assignments, continuation financing statements, financing statement amendments, termination statements and other documents and instruments, in form reasonably satisfactory to the Collateral Agent, and take all other action, as the Collateral Agent may deem reasonable, to perfect and continue perfected, maintain the priority of or provide notice of any security interest of the Collateral Agent in the Collateral and to accomplish the purposes of the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Update Certificate on behalf of the Loan Parties.

Name:
Title:

Amended and Restated Credit Agreement dated: May 11, 2004 with The Chalone Wine Group, Ltd. as Borrower

Start date of Reporting Period:

EXHIBIT O
to the Amended and Restated Credit Agreement

FORM OF GUARANTOR CONSENT

     Each of the undersigned, in its capacity as a guarantor, acknowledges that its consent to the foregoing Amended and Restated Credit Agreement (the “Credit Agreement”) is not required, but each of the undersigned nevertheless does hereby consent to the foregoing Credit Agreement. In addition, each of the undersigned, in its capacity as a party to certain Loan Documents (as applicable), (a) consents to the amendment and restatement of such Loan Documents, and (b) acknowledges and agrees that any reference to the “Credit Agreement” in each Loan Document shall mean and be a reference to the amended and restated Credit Agreement. Nothing herein shall in any way limit any of the terms or provisions of the Guaranty of the undersigned or the other Loan Documents, in each case executed by the undersigned in favor of the Agent and the Lenders, or any other Loan Document executed by the undersigned (as the same may be amended from time to time), all of which are hereby ratified and affirmed in all respects.

GUARANTORS:

EDNA VALLEY VINEYARD,	SHW EQUITY CO.,
as a guarantor	as a guarantor

By: The Chalone Wine Group, Ltd.,	By: /s/ Thomas B. Selfridge
Managing Joint Venturer
Name: Thomas B. Selfridge
Title: President and CEO

By: /s/ Thomas B. Selfridge
Name: Thomas B. Selfridge
Title: President and CEO

CANOE RIDGE VINEYARD L.L.C.,	STATON HILLS WINERY COMPANY LIMITED,
as a guarantor	as a guarantor

By: /s/ Thomas B. Selfridge	By: /s/ Thomas B. Selfridge
Name: Thomas B. Selfridge	Name: Thomas B. Selfridge
Title: President and CEO	Title: President and CEO

CANOE RIDGE WINERY, INC.,
as a guarantor

By: /s/ Thomas B. Selfridge
Name: Thomas B. Selfridge
Title: President and CEO

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